Exhibit 10.9

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

February 11, 2011

among

THE GYMBOREE CORPORATION,

GIRAFFE INTERMEDIATE B, INC.,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Lead Arranger and Sole Bookrunner

i

Section 11.12. Additional Guarantor Waivers and Agreements	167

v

SCHEDULES

1.01(a)	Subsidiary Guarantors
1.01(b)	Unrestricted Subsidiaries
2.01	Lenders and Commitments
4.02(c)	Local Counsel Opinions
5.05	Certain Liabilities
5.12	Subsidiaries and Other Equity Interests
6.13(a)	Certain Collateral Documents
6.13(c)	Certain Liens
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Security Agreement
Exhibit E	[Reserved]
Exhibit F	Form of Intercompany Note
Exhibit G-1	Form of Opinion of Ropes & Gray LLP
Exhibit G-2	Form of Local Counsel Opinion
Exhibit H	Form of Compliance Certificate
Exhibit I-1	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships)
Exhibit I-2	Form of United States Tax Compliance Certificate
(For Non-U.S. Lenders that are Partnerships)
Exhibit I-3	Form of United States Tax Compliance Certificate
(For Non-U.S. Participants that are not Partnerships)
Exhibit I-4	Form of United States Tax Compliance Certificate
(For Non-U.S. Participants that are Partnerships)
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of ABL Intercreditor Agreement
Exhibit L	Form of Term Note
Exhibit M	Auction Procedures

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 11, 2011, among THE GYMBOREE CORPORATION, a Delaware corporation (the “Borrower” or the “Company”), GIRAFFE INTERMEDIATE B, INC., a Delaware corporation (“Holdings”), the other Guarantors party hereto from time to time, the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

Pursuant to the Merger Agreement, Giraffe Acquisition Corporation, a Delaware corporation (“Merger Sub”) organized by the Sponsor and a wholly owned direct subsidiary of Holdings, acquired all of the Shares pursuant to a series of transactions in which, on the Closing Date (i) Merger Sub acquired, for a purchase price of $65.40 per share in cash (the “Tender Consideration”), those Shares that had been validly tendered and not withdrawn and accepted for payment (the “Tendered Shares”) pursuant to the Offer (as defined in the Merger Agreement), (ii) to effect a “short-form merger” under the Delaware General Corporation Law, Merger Sub acquired from the Company pursuant to the Top-Up Option (as defined in the Merger Agreement), for a purchase price of $65.40 per share paid in the manner specified in the Merger Agreement (the “Top-Up Consideration”), the lowest number of Shares that, when combined with the Tendered Shares and any other Shares then owned directly or indirectly by Holdings and Merger Sub, constituted one share more than 90% of the total Shares outstanding after giving effect to the Top-Up Option and (iii) Merger Sub merged with and into the Company with the Company being the surviving corporation (the “Merger”), and pursuant to the Merger each Share not acquired in the Tender Offer (other than Dissenting Shares (as defined in the Merger Agreement), Shares held by the Company in treasury and Shares held by subsidiaries of the Company) was converted into the right to receive $65.40 in cash (the “Merger Consideration” and, together with the Tender Consideration and the Top-Up Consideration, the “Share Consideration”).

The total cash required to finance the Share Consideration, to refinance or repay, redeem, defease or otherwise discharge the existing third party indebtedness of the Company and its subsidiaries under the BANA Credit Agreement (the “Refinancing”) and to pay related fees and expenses and other amounts contemplated under the Merger Agreement was approximately $1,745,000,000 (the “Aggregate Consideration”). In order to fund the Aggregate Consideration, (i) the Investors directly or indirectly made cash contributions in the form of common equity (the “Equity Contribution”) to Merger Sub (through Holdings) in an aggregate amount equal to, when combined with the fair market value of any equity of the Management Stockholders rolled over or invested in connection with the Transactions (such rollover amount, however, not exceeding $25,000,000), at least 30% of the Aggregate Consideration (after giving effect to the contribution of equity capital after the Closing Date contemplated by clause (iv)(A) below), (ii) Merger Sub issued $400,000,000 of its Senior Notes due 2018 (the “Senior Notes”) on the Closing Date (and, pursuant to the Merger and a supplemental indenture, the obligations of Merger Sub in respect of the Senior Notes were assumed by the Borrower on the Closing Date), (iii) the Borrower requested the Lenders to extend credit in the form of Term Loans on the

Closing Date, in an aggregate principal amount of $820,000,000 and (iv) the Borrower entered into the ABL Credit Agreement and made borrowings thereunder on the Closing Date (A) in an amount not exceeding $15,000,000, such amount to be repaid by the Borrower on or before the six (6) month anniversary of the Closing Date with cash proceeds of additional equity contributed after the Closing Date by the Management Stockholders or the Sponsor (such additional equity contribution, the “Additional Post-Closing Equity Contribution”) and (B) for working capital purposes of the Borrower and the Restricted Subsidiaries in an amount not exceeding $20,000,000, and had letters of credit issued thereunder on the Closing Date.

Simultaneously with the consummation of the Merger, the Company and Holdings entered into that certain Credit Agreement, dated as of November 23, 2010 (as in effect immediately prior to the Restatement Effective Date, the “Existing Credit Agreement”), with, inter alia, the lenders party thereto from time to time (the “Existing Lenders”), pursuant to which the Existing Lenders extended credit in the form of Term Loans on the Closing Date in an aggregate principal amount of $820,000,000 (the “Existing Term Loans”). The proceeds of the Existing Term Loans were used solely to finance a portion of the Aggregate Consideration payable on the Closing Date. Immediately prior to the Restatement Effective Date, Existing Term Loans in the aggregate principal amount of $820,000,000 were outstanding under the Existing Credit Agreement.

The Borrower desires to refinance the Existing Term Loans in full with Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment, and, in connection therewith, to amend and restate the Existing Credit Agreement in its entirety to, among other things, provide for such Credit Agreement Refinancing Indebtedness, which will take the form of a new tranche of senior secured term loans under this Agreement in an aggregate principal amount of $820,000,000, the proceeds of which shall be used to repay in full the Existing Term Loans.

The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement in its entirety and make available the Initial Term Loans to the Company, in each case, as set forth in this Agreement.

The Lenders providing the Credit Agreement Refinancing Indebtedness referred to above are willing to amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Agent” shall mean Bank of America, N.A., in its capacity as administrative agent and collateral agent under the ABL Facility Documentation, or any successor administrative agent or collateral agent under the ABL Facility Documentation.

“ABL Credit Agreement” shall mean that certain asset-based revolving credit agreement dated as of the Closing Date, among Holdings, the Borrower, the subsidiaries of the Borrower party thereto, the lenders party thereto and the ABL Agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof), in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Facility” shall mean the asset-based revolving credit facility made available to the Borrower and certain of its Subsidiaries pursuant to the ABL Credit Agreement.

“ABL Facility Documentation” shall mean the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“ABL Facility Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Restricted Subsidiary outstanding under the ABL Facility Documentation.

“ABL Intercreditor Agreement” shall mean the intercreditor agreement dated as of the Closing Date among the Collateral Agent, the ABL Agent and the Loan Parties, substantially in the form attached as Exhibit K or any other intercreditor agreement among the ABL Agent, one or more Senior Representatives of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and the Collateral Agent on terms that are no less favorable in any material respect to the Secured Parties as those contained in the form attached as Exhibit K.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Secured Parties” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Specified Equity Contribution” shall have the meaning assigned to the term “Specified Equity Contribution” (or comparable term) in the ABL Credit Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Additional Post-Closing Equity Contribution” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.50% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor at such time; provided, that notwithstanding the foregoing, “Affiliated Lender” shall not include Holdings, the Borrower, any Subsidiary of Holdings or the Borrower, any Specified Debt Fund or any natural person.

“Agents” shall have the meaning assigned to such term in Article 9.

“Aggregate Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Agreement” or “this Agreement” shall mean the Existing Credit Agreement, as amended and restated on the Restatement Effective Date by this Amended Agreement, and as the same may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Amended Agreement” shall mean this Amended and Restated Credit Agreement.

“Amendment Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Amendment Agreement and the refinancing of the Existing Term Loans.

“Amendment Agreement” shall mean the Refinancing Amendment, Agreement and Joinder in respect of the Existing Credit Agreement, dated as of the Restatement Effective Date, among the Loan Parties, the Lenders party thereto and the Administrative Agent.

“Applicable ECF Percentage” shall mean, for any fiscal year, (a) 50% if the Total Leverage Ratio as of the last day of such fiscal year is greater than 4.00:1.00, (b) 25% if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.00:1.00 but is greater than 3.25:1.00, and (c) 0% if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.25:1:00.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 3.50% per annum and (b) with respect to any ABR Term Loan, 2.50% per annum.

“Arrangers” shall mean, (a) until the Restatement Effective Date, each of Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., in their capacity as joint bookrunners and joint lead arrangers in respect of the Existing Credit Agreement, and (b) on and after the Restatement Effective Date, Credit Suisse Securities (USA) LLC, in its capacity as sole bookrunner and sole lead arranger in respect of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” shall mean and shall include all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on the Closing Date.

“Auction Manager” shall mean Credit Suisse Securities (USA) LLC (“CS Securities”) (or, if CS Securities declines to act as Auction Manager, an investment bank of recognized standing selected by the Borrower), which shall be engaged to act in such capacity on terms and conditions reasonably satisfactory to CS Securities (or such other investment bank).

“Auction Procedures” shall mean the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Sections 10.04(k) and 10.04(m) set forth in Exhibit M hereto.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of the Company and its consolidated subsidiaries for the fiscal years ending January 30, 2010, January 31, 2009 and February 2, 2008 and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries.

“Australian Dollars” shall mean lawful money of Australia.

“Average Monthly Balance” means, as of any date of determination, with respect to any Indebtedness under the ABL Facility or any other revolving credit facility, the quotient of (x) the sum of each Individual Monthly Balance for each fiscal month ended during the most recently completed Test Period divided by (y) 12; provided that (i) if any Indebtedness under the ABL Facility or any other revolving credit facility is incurred during such Test Period to finance a Permitted Acquisition, an Investment or a Restricted Payment, the Individual Monthly Balance for each fiscal month included in such Test Period and ended prior to the date of the incurrence of such Indebtedness shall be increased by the aggregate principal amount of all such Indebtedness incurred to finance such Acquisition, Investment or Restricted Payment, as the case may be, and the Average Monthly Balance shall be calculated using each such Individual Monthly Balance as so increased and (ii) if any Indebtedness under the ABL Facility or any other revolving credit facility is repaid with the net cash proceeds of a Disposition during such Test Period, each Individual Monthly Balance for a fiscal month included in such Test Period and ended prior to the date of the repayment of such Indebtedness shall be decreased by the aggregate principal amount of such Indebtedness so repaid; provided further, that any adjustments required to be made pursuant to the preceding proviso shall be set forth in reasonable detail in the Compliance Certificate with respect to the applicable Test Period delivered pursuant to Section 6.02(a) (and, to the extent any other certificate setting forth the Total Leverage Ratio is required to be delivered hereunder, in such other certificate). Notwithstanding the foregoing, the Individual Monthly Balance for each of the fiscal months set forth in the table below shall be deemed to be the amount set forth in such table opposite such fiscal month:

$0
Fiscal Month Ended	Individual Monthly Balance
November 27, 2010	$0
October 30, 2010	$0
October 2, 2010	$0
August 28, 2010	$0
July 31, 2010	$0
July 3, 2010	$0

$0
May 29, 2010	$0
May 1, 2010	$0
April 3, 2010	$0
February 27, 2010	$0
January 30, 2010	$0
January 2, 2009	$0

“BANA Credit Agreement” shall mean that certain Credit Agreement, dated as of August 11, 2003, by and among the Company, the Subsidiaries of the Company party thereto, and Bank of America, N.A.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.01(c).

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Dollars” shall mean lawful money of Canada.

“Canadian Subsidiary” shall mean a Subsidiary of the Borrower organized under the laws of Canada or any province thereof, including Gymboree Canada/Delaware.

“Capital Expenditures” shall mean, for any period, the aggregate of (a) all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of Holdings, the Borrower and its Restricted Subsidiaries in accordance with GAAP and (b) the value of all assets under Capitalized Leases incurred by Holdings, the Borrower and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.13, (iv) expenditures that are accounted for as capital expenditures by Holdings, the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than Holdings, the Borrower or any Restricted Subsidiary and for which none of Holdings, the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) other than rent and similar or related obligations or (v) expenditures that constitute Permitted Acquisitions or other Investments permitted hereunder (but the term “Capital Expenditures” shall include all expenditures made with the proceeds of such Investments by the recipient thereof that would otherwise constitute Capital Expenditures).

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP as in effect on the Closing Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as in effect on the Closing Date.

“Cash Collateral Account” shall mean a blocked account at a commercial bank reasonably satisfactory to the Administrative Agent, in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(a) Dollars, Australian Dollars, Canadian Dollars and euros;

(b) in the case of any Foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business and not for speculation;

(c) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(d) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e) investments in demand deposits, certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (c) above and entered into with a financial institution satisfying the criteria of clause (e) above;

(g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(h) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Casualty Event” shall mean any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, one or more Permitted Holders (taken collectively) shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) at any time after a Qualified IPO, (i) (x) any Person (other than a Permitted Holder) or (y) any Persons (other than one or more Permitted Holders) constituting a “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of Holdings and the Permitted Holders shall own, directly or indirectly, less than such Person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of Holdings or (ii) during each period of twelve consecutive months, the board of directors of Holdings shall not consist of a majority of the Continuing Directors;

(c) a “change of control” (or similar event) shall occur under (i) the Senior Notes, (ii) the ABL Facility Documentation or any Permitted Refinancing thereof or (iii) any other Indebtedness for borrowed money with an aggregate principal amount (in the case of this clause (iii)) in excess of the Threshold Amount; or

(d) Holdings shall cease to own, directly, 100% of the Equity Interests of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment, Other Term Loan Commitment (and, in the case of an Other Term Loan Commitment, the Class of Term Loans to which such commitment relates), or a commitment in respect of Term Loans to be made pursuant to an Incremental Amendment or an Extension Offer and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Loan Commitments, Other Term Loans, Incremental Term Loans and Extended Term Loans that have different terms and conditions, and each tranche of Extended Term Loans, shall be construed to be in different Classes.

“Closing Date” shall mean November 23, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Collateral Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) on the Closing Date the Administrative Agent and the Collateral Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date pursuant to Section 4.02(e), subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) the Obligations shall have been secured by a first-priority perfected security interest in (i) all Equity Interests of (x) the Borrower and (y) each Subsidiary of Holdings directly owned by any Loan Party and (ii) all intercompany debt directly owned by any Loan Party, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(c) the Obligations shall have been secured by a perfected security interest in, and mortgage lien on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including Equity Interests and intercompany debt, accounts, inventory, equipment, investment property, contract rights, IP Rights, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(d) subject to limitations and exceptions of this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in the proviso to Section 4.02(e)) and the Collateral Documents, to the extent a security interest in and mortgage lien on any Material Real Property is required under Section 4.02, 6.11 or 6.13 (together with any Material Real Property that is subject to a Mortgage on the Closing Date, each, a “Mortgaged Property”), the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the Real Property (or interest therein, as applicable) covered thereby), insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit (if available after the applicable Loan Party uses commercially reasonable efforts), doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), (iii) either (1) an American Land Title Association/American Congress of Surveying and Mapping (ALTA/ACSM) form of survey for which all charges have been paid, dated a date, containing a certification and otherwise being in form and substance reasonably satisfactory to the Collateral Agent or (2) such documentation as is sufficient to omit the standard survey exception to coverage under the Mortgage Policy with respect to such Mortgaged Property and affirmative endorsements reasonably requested by the Collateral Agent, including “same as” survey and comprehensive endorsements, (iv) legal opinions, addressed to the Collateral Agent and the Secured Parties, reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request, and (v) in order to comply with the Flood Laws, the following documents (the “Pre-Close Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”); (B) if any of the material improvement(s) to the improved Material Real Property is located in a special flood hazard area, a notification thereof to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP; (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery); and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”); and

(e) after the Closing Date, each Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or 6.13; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees the Senior Notes, any ABL Facility Indebtedness, any Junior Financing, Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or any Permitted Refinancing of any thereof, or that is a borrower under the ABL Facility (or any Permitted Refinancing thereof) shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness (or is a borrower with respect thereto); provided further that, the preceding proviso shall not apply to any Canadian Subsidiary of the Borrower that (x) is a borrower with respect to ABL Facility Indebtedness (or any Permitted Refinancing thereof) or that Guarantees ABL Facility Indebtedness (or any Permitted Refinancing thereof), in each case to the extent such Indebtedness or Guarantee constitutes ABL Facility Indebtedness and is incurred pursuant to Section 7.03(w) and (y) does not Guarantee any other Indebtedness described in the preceding proviso or is not otherwise an obligor with respect thereto.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned Real Property that is not a Material Owned Real Property, (ii) any Leasehold Property that is not a Material Leased Real Property, provided, that if the grant of a security interest in or Mortgage on any Material Leased Real Property requires the consent of a landlord, the grant of such security interest or Mortgage shall not be required if such consent shall not have been obtained notwithstanding the use by the Borrower and its Restricted Subsidiaries of commercially reasonable efforts (which shall not include the provision of any economic or other material concession to such landlord to secure such consent) (nor shall there be any requirement to obtain any landlord waivers, estoppels, collateral access agreements or the like), (iii) motor vehicles and other assets subject to certificates of title, commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $5,000,000 and letter of credit rights (it being understood that all such assets and proceeds thereof shall constitute Collateral, even though perfection beyond a UCC filing is not required hereunder, to the extent a security interest can be created therein without a specific description thereof, without delivery of a supplement to a Collateral Document or without the taking of any action or obtaining the consent of any Person, including any Governmental Authority), (iv) any particular asset, if the pledge thereof or the security interest therein is prohibited by Law other than to the extent such prohibition is deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (v) Equity Interests in any joint venture or any Subsidiary that is not a wholly owned Subsidiary, other than proceeds thereof, but only to the extent that the creation of a security interest in such Equity Interests is prohibited or restricted by the Organization Documents of such joint venture or Subsidiary or by any contractual restriction contained in any agreement with third party holders of the other Equity Interests in such joint venture or Subsidiary which holders are not Affiliates of the Borrower (except to the extent the extent any such prohibition or restriction is deemed ineffective under the UCC or other applicable Law), (vi) any rights of a Loan Party arising under or evidenced by any contract, lease, instrument, license or other agreement to the extent the pledges thereof and security interests therein are prohibited or restricted by such contract, lease, instrument, license or other agreement, other than proceeds and receivables thereof, except to the extent the pledge of such rights is deemed effective under the Uniform Commercial Code or other applicable Law or principle of equity notwithstanding such prohibition or restriction or such prohibition or restriction is deemed ineffective under the Uniform Commercial Code or other applicable Law or principle of equity, (vii) licenses and any other property and assets to the extent that the Collateral Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any Governmental Authority) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (except that cash proceeds of dispositions thereof in accordance with applicable Law (including, without limitation, rules and regulations of any Governmental Authority) shall constitute Collateral), provided that Collateral shall include to the maximum extent permitted by law all rights incident or appurtenant to such licenses, property and assets (except to the extent any Lien on such asset in favor of the Collateral Agent requires consent, approval or authorization from any Governmental Authority) and the right to receive all proceeds realized from the sale, assignment or transfer of such licenses, property and assets, (viii) IP Rights to the extent a security interest therein may not be perfected by filing of a UCC financing statement and/or a filing in the United States Patent and Trademark Office or the United States Copyright Office and (ix) any particular assets if, in the reasonable judgment of the Administrative Agent or the Collateral Agent evidenced in writing, determined in consultation with the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets is excessive in relation to the practical benefits to be obtained therefrom by the Lenders under the Loan Documents;

(B)(i) the foregoing definition shall not require control agreements or, except with respect to Equity Interests or Indebtedness represented or evidenced by certificates or instruments, perfection by “control” with respect to any Collateral (including deposit accounts, securities accounts, etc.); (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (iii) except to the extent that perfection and priority may be achieved (x) by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, (y) with respect to Real Property and the recordation of Mortgages in respect thereof, as contemplated by clauses (c) and (d) above or (z) with respect to Equity Interests or Indebtedness, by the delivery of certificates or instruments representing or evidencing such Equity Interests or Indebtedness along with appropriate undated instruments of transfer executed in blank, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clause (A) above and this clause (B);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement, or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of each Loan Party, and (ii) any certificates or instruments representing or evidencing Equity Interests of (x) the Borrower and (y) each wholly owned Domestic Subsidiary of the Borrower or any Subsidiary Guarantor that is not excluded from the Collateral, in each case accompanied by instruments of transfer and stock powers undated and endorsed in blank; and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” shall mean, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the

Collateral Agent pursuant to Section 4.02, Section 6.11 or Section 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment (including pursuant to any Incremental Amendment or Refinancing Amendment).

“Communications” shall have the meaning assigned to such term in Section 10.01(c).

“Company” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Company Material Adverse Effect” shall have the meaning assigned to such term in Section 4.02(m).

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit H.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and, except with respect to clauses (viii) and (x) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to Borrower and its Restricted Subsidiaries:

(i) total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative obligations, letter of credit fees and bank fees and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii) provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii) depreciation and amortization,

(iv) non-recurring items or unusual charges or expenses, duplicative running costs, severance, relocation costs or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for stores and facilities, signing, retention and completion bonuses, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with Permitted Acquisitions and non-recurring product and intellectual property development after the

Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs, project start-up costs and restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of stores and facilities, retention charges, systems establishment costs and excess pension charges) in an aggregate amount for all items added pursuant to this clause (iv) (other than Amendment Expenses and Transaction Expenses incurred, accrued or paid no later than December 31, 2011) not to exceed (I) with respect to the Transactions, $50 million and (II) otherwise, $25 million in any period of four-consecutive fiscal quarters (it being understood that unused amounts of the cap under this clause (II) in any fiscal year (without giving effect to any amount carried over from a prior fiscal year) may be carried over to the next succeeding fiscal year (but not any other fiscal year) (provided that amounts deducted in any fiscal year shall first be deemed to be allocated against the cap for such fiscal year before giving effect to any carry over)),

(v) the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Restricted Subsidiary,

(vi) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued (without duplication among periods) to the Sponsor under the Sponsor Management Agreement,

(vii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), which cash proceeds are in each case Not Otherwise Applied,

(viii) the amount of net cost savings, operating expense reductions and synergies (other than any of the foregoing relating to Specified Transactions) projected by the Borrower in good faith to be realized as a result of specified actions (x) taken during the period for which Consolidated EBITDA is being determined (the “EBITDA Determination Period”) (but in any event taken no later than 24 months after the Closing Date) or (y) committed or expected, prior to or during the EBITDA Determination Period, to be taken during the EBITDA Determination Period or thereafter (but in any event no later than 24 months after the Closing Date) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the EBITDA Determination Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the EBITDA Determination Period and (C) the aggregate amount of cost savings, operating expense reductions and synergies added pursuant to this clause (viii) shall not exceed the greater of (x) $30,000,000 and (y) 10% of Consolidated EBITDA for any period of four-consecutive fiscal quarters; provided that projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (a)(viii) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies,

(ix) any net loss from discontinued operations,

(x) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xi) non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method and stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any of the non-cash charges referred to in this clause (xi) represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, less (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any net gain from discontinued operations, (iii) any non-recurring or unusual gains, (iv) all gains and income from investments recorded using the equity method and (v) the amount of any minority interest income attributable to minority interests of third parties in the losses of any non-wholly owned Restricted Subsidiary; provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(xi)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received);

provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items,

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations and

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended October 30, 2010, July 31, 2010 and May 1, 2010, Consolidated EBITDA for such fiscal quarters shall be $74,400,000, $33,386,000 and $63,250,000, respectively.

“Consolidated Interest Expense” shall mean, for any period, the sum, without duplication, of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash payments, if any, made (less net cash payments, if any, received) under interest rate Swap Contracts with respect to Indebtedness permitted hereunder, and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, but excluding, however, without duplication (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (d) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (e) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (f) fees and expenses associated with the consummation of the Transactions or with the Amendment Agreement and the refinancing of the Existing Term Loans on the Restatement Effective Date, (g) annual agency fees paid to (X) the Administrative Agent and/or Collateral Agent and (Y) the

administrative agent and/or collateral agent with respect to the ABL Facility and (h) non-recurring costs associated with obtaining Swap Contracts, all as calculated on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense (i) for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude the purchase accounting effects described in the last sentence of the definition of Consolidated Net Income.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a) any after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument, in each case permitted hereunder (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards No. 141(R) and gains or losses associated with FASB Interpretation No. 45) shall be excluded,

(d) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,

(e) any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(f) any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any

Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(g) the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, unless already included, Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) by such Person to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(h) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; provided that (x) any non-cash charge of the type referred to in clause (a)(xi)(B) of the definition of “Consolidated EBITDA” shall not be excluded and (y) if any non-cash charges referred to in this clause (h) represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to exclude such non-cash charge in the current period and (2) to the extent the Borrower does decide to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to the extent paid,

(i) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its Restricted Subsidiaries in connection with the Transactions, shall be excluded,

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(l) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.09), and

(m) solely for the purpose of determining the Cumulative Credit pursuant to clause (a) of the definition thereof, the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted without government approval or by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations.

There shall be excluded from (or, in the case of lost revenue, included in) Consolidated Net Income for any period the effects of fair value adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the merchandise inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting solely from the application of purchase accounting in relation to the Transactions or any consummated acquisition permitted hereunder (and the amortization or write-off of any amounts thereof (or the loss of revenue otherwise recognizable), in each case net of taxes, shall be excluded from (or, in the case of lost revenue, included in) the determination of Consolidated Net Income).

“Consolidated Total Net Debt” shall mean, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, Attributable Indebtedness or purchase money Indebtedness, and debt obligations evidenced by bonds, debentures, promissory notes, loan agreements or similar instruments, minus the lesser of (x) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case held free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(k), Section 7.01(p), Section 7.01(q), clauses (i) and (ii) of Section 7.01(r), Section 7.01(cc) and Section 7.01(dd) and (y) $75,000,000; provided that (i) Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until 3 Business Days after such amount is drawn), (ii) Consolidated Total Net Debt shall not include obligations under Swap Contracts permitted hereunder and (iii) Indebtedness of the Borrower and Restricted Subsidiaries under the ABL Facility and any other revolving credit facility as at any date of determination shall be determined using the Average Monthly Balance of such Indebtedness for the most recent Test Period.

“Consolidated Working Capital” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Transactions, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Sponsor in his or her election by the stockholders of Holdings.

“Contract Consideration” shall have the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall have the meaning specified in the definition of “Affiliate.”

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged with 100% of the Net Proceeds of the applicable Credit

Agreement Refinancing Indebtedness and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” shall mean a Borrowing.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b)(i) the cumulative amount of cash and Cash Equivalent proceeds from the sale of Equity Interests of the Borrower or of any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been received in the form of common equity by, or contributed as common equity to the capital of, the Borrower and (ii) the principal amount of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any Restricted Subsidiary owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party incurred after the Closing Date that is converted to common Equity Interests (other than Disqualified Equity Interests) of the Borrower (or of Holdings or of any direct or indirect parent of Holdings), in each case to the extent Not Otherwise Applied; plus

(c) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash and Cash Equivalents after the Closing Date Not Otherwise Applied; plus

(d) to the extent not applied, or required to be applied, to the prepayment of Loans pursuant to Section 2.13, 100% of the aggregate after-tax amount received by the Borrower or any Restricted Subsidiary of the Borrower after the Closing Date in cash and Cash Equivalents from:

(A) the sale (other than to the Borrower or any such Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution made by an Unrestricted Subsidiary, plus

(e) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.02(n)(y), and provided in each case that such amount does not exceed the amount of such Investment made pursuant to Section 7.02(n)(y), plus

(f) an amount equal to any after-tax returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary after the Closing Date in respect of any Investments made pursuant to Section 7.02(n)(y), and provided in each case that such amount does not exceed the amount of such Investment made pursuant to Section 7.02(n)(y), minus

(g) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(y) after the Closing Date and prior to such time, minus

(h) any amount of the Cumulative Credit used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(h)(y) after the Closing Date and prior to such time, minus

(i) any amount of the Cumulative Credit used to make payments or distributions in respect of Permitted Second Priority Refinancing Debt (or any Permitted Refinancing thereof) or Junior Financing pursuant to Section 7.13(a)(iv)(B) after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in any fiscal year, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date; provided, that for purposes of Section 7.06(h)(y) and Section 7.13(a)(iv)(B) (including the determination of the amount of the Cumulative Credit), the Cumulative Retained Excess Cash Flow Amount shall only be available if the Total Leverage Ratio at the time of the making of the applicable Restricted Payment or prepayment, redemption, purchase, defeasance or other payment, as the case may be, calculated on a Pro Forma Basis, is less than or equal to 4.00 to 1.00.

“Current Assets” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than, without duplication (and to the extent otherwise included therein) (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) revolving loans, swing line loans and letter of credit obligations under the ABL Facility or any other revolving credit facility.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(d).

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Designation Date” shall have the meaning assigned to such term in Section 6.14.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the then Latest Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or if its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia; provided, that Gymboree Canada/Delaware shall be deemed not to be a Domestic Subsidiary.

“Dutch Auction” shall mean an auction conducted by Holdings, the Borrower or an Affiliated Lender in order to purchase Term Loans as contemplated by Section 10.04(k) or 10.04(m), as applicable, in accordance with the procedures set forth in Exhibit M.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, and (iv) any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default under Section 8.01(a), 8.01(f) (with respect to the Borrower) or 8.01(g) (with respect to the Borrower) has occurred and is continuing and except during the primary syndication of the Commitments to those institutions disclosed by the Arrangers to the Borrower prior to the Closing Date or the Restatement Effective Date in connection with the Refinancing Amendment, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, the Borrower, any other Affiliate of Holdings or the Sponsor (it being understood that assignments to Holdings, the Borrower or an Affiliated Lender may only be made pursuant to Section 10.04(k) or 10.04(m), as applicable). For the avoidance of doubt, no Specified Debt Fund shall be deemed to be an Affiliate of Holdings or the Sponsor for purposes of the definition of “Eligible Assignee”.

“Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to the environment, natural resources, human health and safety or the presence, Release of, or exposure to, hazardous materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred), (c) a determination that a Plan is or will be in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of notice pursuant to Section 305(b)(3)(D) of ERISA that a Multiemployer Plan is or will be in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA); (e) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; (f) the failure to timely make a contribution required to be made with respect to any Plan; (g) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (h) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (i) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (j) the incurrence by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than for the payment of Plan contributions or of premiums to the PBGC; (k) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates from the PBGC of any notice of an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (l) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability; (m) the occurrence of any event or condition that constitutes grounds under ERISA for the termination of a Plan or the appointment of a trustee to administer a Plan; (n) any Foreign Benefit Event or (o) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could reasonably be expected to result in liability to a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate (other than the Alternate Base Rate) determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article 8.

“Excess Cash Flow” shall mean, for any period, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash gains (if any) included in clauses (a) through (l) of the definition of Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period) and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges (if any) in respect of such period included in clauses (a) through (l) of the definition of Consolidated Net Income, (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period to the extent financed with internally generated funds and not made by utilizing the Cumulative Retained Excess Cash Flow Amount, (iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries during such period, in each case to the extent financed with internally generated funds and not by utilizing the Cumulative Retained Excess Cash Flow Amount (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.11 (to the extent actually made), (C) any mandatory prepayment of Term Loans made pursuant to Section 2.13(a)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (D) voluntary prepayments or buybacks of Term Loans made pursuant to Section 10.04(m) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Term Loans), but excluding (W) all voluntary prepayments of Term Loans (other than voluntary prepayments made pursuant to Section 10.04(m)), (X) all prepayments of Term Loans on the Restatement Effective Date, (Y) all prepayments, redemptions or repurchases in respect of (i) Permitted Second Priority Refinancing Debt (or any Permitted Refinancing thereof), except to the extent permitted under Section 7.13(a) and (ii) Junior Financing, except to the extent permitted under Section 7.13(a) and (Z) all prepayments of loans under the ABL Facility or any other revolving credit facility made during such period (it being agreed that any amount excluded pursuant to clause (W), (X), (Y) or (Z) may not be deducted under any other clause of this definition), (iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period), (vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness and that were made with internally generated funds and were not deducted or were excluded in calculating Consolidated Net Income, (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period in cash pursuant to Section 7.02 (other than Section 7.02(a), (c) or (e)) (net of the return on any such Investments received during such period, except to the extent such return was included in the determination of Consolidated Net Income) to the extent that such Investments and acquisitions were not expensed and were financed with internally generated funds and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount, (viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(i) (but in the case of clauses (iv) through (vii), only to the extent such amounts were not deducted or were excluded in calculating Consolidated Net Income) or Section 7.06(g) in cash (in the case of Section 7.06(g), in an amount not to exceed the amount permitted thereunder in any fiscal year) to the extent such Restricted Payments were financed with internally generated funds, (ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and were financed with internally generated funds and not by utilizing the Cumulative Retained Excess Cash Flow Amount, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent that such expenditures are not expensed during such period or any previous period and were financed with internally generated funds and not by utilizing the Cumulative Retained Excess Cash Flow Amount, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts with a third party that is not an Affiliate (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures or acquisitions of IP Rights to the extent not expensed to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated funds not utilizing the Cumulative Retained Excess Cash Flow Amount actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of IP Rights during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (which amounts shall be included in the calculation of Excess Cash Flow for the period in which they are expensed) and (xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent such expenditures were not deducted or were excluded in arriving at such Consolidated Net Income. Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing with the fiscal year ending January 28, 2012 but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a) and 6.02(a), respectively, and for which any prepayments required by Section 2.13(a)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.13(a)(i)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary of the Borrower that does not have total assets or annual revenues in excess of $20,000,000 individually; provided that the aggregate amount of assets or annual revenues of subsidiaries constituting Excluded Subsidiaries pursuant to this clause (b) shall not at any time exceed $20,000,000, (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Obligations or if Guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any Foreign Subsidiary of the Borrower or of any other direct or indirect Domestic Subsidiary or Foreign Subsidiary, (f) any Unrestricted Subsidiary, (g) any special purpose securitization vehicle (or similar entity), (h) any direct or indirect Domestic Subsidiary (x) that is treated as a disregarded entity for federal income tax purposes and (y) substantially all of the assets of which are the Equity Interests of a Foreign Subsidiary and (i) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Existing Credit Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Existing Lenders” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Existing Term Loans” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Extension” shall have the meaning assigned to such term in Section 2.21(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.21(a).

“Facility” shall mean the Initial Term Loans, the Extended Term Loans, the Incremental Term Loans or the Other Term Loans, as the context may require.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Closing Date, and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether in existence on the Closing Date or promulgated or published thereafter.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated Fee Letter dated October 22, 2010, among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Bank of America, N.A.

“Fees” shall have the meaning assigned to such term in Section 2.05.

“First Lien Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Collateral Agent, the ABL Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt in form and substance reasonably satisfactory to the Collateral Agent.

“Flood Laws” shall mean the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board).

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments (including any applicable grace period), (c) the receipt of a notice by applicable Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, in either case to protect the interests of the participants or to avoid any unreasonable deterioration of the financial condition of the Foreign Pension Plan or any unreasonable increase in liability with respect to the Foreign Pension Plan or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by a Loan Party, any Restricted Subsidiary or any Affiliate of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by a Loan Party, any Restricted Subsidiary or any Affiliate, other than for the payment of Foreign Pension Plan contributions or of premiums to the applicable Governmental Authority.

“Foreign Disposition” shall have the meaning set forth in Section 2.13(f).

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any defined benefit plan described in Section 4(b)(4) of ERISA that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary; provided, that Gymboree Canada/Delaware shall be deemed to be a Foreign Subsidiary.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further that GAAP as applied herein with respect to Attributable Indebtedness and Capitalized Leases shall be GAAP as in effect on the Closing Date.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(i).

“Guarantee” shall mean, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning specified in Section 11.01.

“Guarantors” shall mean (i) Holdings, (ii) each wholly owned Domestic Subsidiary of Borrower as of the Closing Date (other than an Excluded Subsidiary) and (iii) each wholly owned Subsidiary that issues a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 (which Section 6.11, for the avoidance of doubt, does not require that any Excluded Subsidiary provide such a Guarantee) or otherwise. For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be treated as a Guarantor hereunder for all purposes.

“Guaranty” shall mean, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Gymboree Canada/Delaware” shall mean that certain Subsidiary of the Borrower that is organized under the Laws of the State of Delaware as “Gymboree Canada, Inc.” and under the Laws of the province of New Brunswick, Canada as “Gymboree, Inc.”.

“Hazardous Materials” shall mean (a) any petroleum products, distillates or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedge Bank” shall mean any Person that is an Arranger, an Agent, a Lender or an Affiliate of any of the foregoing at the time it enters into a Secured Hedge Agreement or at the time it becomes party to a Secured Hedge Agreement in its capacity as a party thereto and that is designated a “Hedge Bank” with respect to such Secured Hedge Agreement in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Article 9 and Sections 10.07, 10.11 and 10.23 as if it were a Lender, and Section 10.20.

“Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Immaterial Subsidiary” shall have the meaning set forth in Section 8.03.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Facility” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Lenders” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such earn-out obligation is not paid after becoming due and payable and (iii) liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness; and

(g) all obligations of such Person in respect of Disqualified Equity Interests;

whether or not the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is limited in recourse to the property encumbered thereby shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning assigned to such term in Section 10.05(b).

“Indemnified Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Individual Monthly Balance” shall mean, with respect to any Indebtedness under the ABL Facility or any other revolving credit facility during any fiscal month of the Borrower, the quotient of (x) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such fiscal month divided by (y) the number of days in such fiscal month.

“Information” shall have the meaning assigned to such term in Section 10.16.

“Initial Term Loans” shall mean the term loans made by the Lenders on the Restatement Effective Date to the Borrower pursuant to the Amendment Agreement.

“Intellectual Property Security Agreement” shall have the meaning given to the term “Grant of Security Interest” in the Security Agreement.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit F.

“Interest Coverage Ratio” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is 1, 2, 3 or 6 (or, if agreed by all applicable Lenders, 9 or 12) months thereafter (or any shorter period agreed by all applicable Lenders), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person or (d) the purchase or other acquisition of a Store. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” mean the Sponsor and the Management Stockholders.

“IP Rights” has the meaning set forth in Section 5.16.

“Junior Financing” shall mean any Subordinated Indebtedness and any other Indebtedness that is required to be subordinated to the Obligations. For avoidance of doubt, Permitted Subordinated Debt constitutes Junior Financing.

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Other Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, requirements, and agreements with, any Governmental Authority.

“Leasehold Property” shall mean any leasehold interest of any Loan Party as lessee under any lease of Real Property.

“Lender” shall mean each lender from time to time party hereto. For avoidance of doubt, each Additional Lender and each Incremental Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof. As of the Restatement Effective Date, Schedule 2.01 sets forth the name of each Lender.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease or financing lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean any Term Loan.

“Loan Documents” shall mean this Agreement (including, without limitation, any amendments to this Agreement), the Collateral Documents, each Incremental Amendment, each Refinancing Amendment, each Extension Offer, the Term Notes, if any, executed and delivered pursuant to Section 2.04(e), the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if any) and the Second Lien Intercreditor Agreement (if any).

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Management Stockholders” shall mean the members of management of Holdings, the Borrower or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Agreement” shall have the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” shall mean a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent), operating results or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders, the Administrative Agent or the Collateral Agent under any Loan Document.

“Material Leased Real Property” shall mean each Leasehold Property (i) that is leased by a Loan Party, (ii) that is located in the United States, (iii) that is used as a distribution center in connection with the business of the Borrower and the Restricted Subsidiaries and (iv) the failure of which to operate could reasonably be expected to materially and adversely affect the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Material Owned Real Property” shall mean each Real Property that (i) is owned in fee by a Loan Party, (ii) is located in the United States and (iii) has a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to any such Real Property acquired after (or held by a Person that becomes a Loan Party after) the Closing Date as described in Section 6.11 or 6.13, as applicable, at the time of acquisition (or at the time such Person becomes a Loan Party)), in each case, as reasonably estimated by the Borrower in good faith.

“Material Real Property” shall mean any Material Owned Real Property or Material Leased Real Property.

“Maturity Date” shall mean (i) with respect to the Initial Term Loans borrowed on the Restatement Effective Date that have not been extended pursuant to Section 2.21, February 23, 2018 (the “Original Term Loan Maturity Date”), (ii) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Merger” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of October 11, 2010, by and among Giraffe Holding, Inc., Merger Sub and the Company.

“Merger Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Merger Sub” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.21(c).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Policies” shall have the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” shall have the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” shall mean, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 4.02, 6.11 or 6.13.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA to which a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation and similar awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents, the ABL Facility Documentation, any Permitted First Priority Refinancing Debt or any Permitted Second Priority Refinancing Debt), other expenses and brokerage, consultant and other fees actually incurred in connection therewith, (ii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iii) taxes paid or reasonably estimated to be payable as a result thereof (provided, that if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that if no Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s good faith intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition permitted hereunder of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired) (and provided that if the assets subject to the Disposition or Casualty Event constitute Term Priority Collateral, then the assets to be acquired shall constitute Term Priority Collateral), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed with a third party that is not an Affiliate to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12-month period are contractually committed with a third party that is not an Affiliate to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 12-month period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment with a third party that is not an Affiliate entered into at a time when no Specified Default was continuing); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $5,000,000 and (y) the aggregate net proceeds exceeds $15,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, provided, that, if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings, the Borrower or the Restricted Subsidiaries shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(b).

“Non-Extended Term Loans” shall have the meaning assigned to such term in Section 2.21(b).

“Not Otherwise Applied” shall mean, with reference to any amount of net proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.13(a), (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, including, without limitation, pursuant to Section 7.06(h), 7.06(k) or 7.13(a), (c) was not previously applied to effect a transaction or make a payment under any Loan Document and (d) did not constitute (i) the proceeds of a Specified Equity Contribution made to effectuate the Additional Post-Closing Equity Contribution or (ii) the proceeds of an ABL Specified Equity Contribution that were applied to increase Consolidated EBITDA in accordance with the ABL Facility Documentation. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b), (c) or (d) above.

“Obligations” shall mean all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether such interest and fees are allowed or allowable claims in such proceeding and (y) obligations of any Loan Party (other than Holdings) arising under any Secured Hedge Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OID” shall have the meaning assigned to such term in Section 2.19(b).

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Term Loan Maturity Date” shall have the meaning assigned to such term in the definition of “Maturity Date”.

“Other Taxes” shall have the meaning assigned to such term in Section 3.01(b).

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment entered into after the Restatement Effective Date.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment entered into after the Restatement Effective Date.

“Participant Register” shall have the meaning assigned to such term in Section 10.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” shall have the meaning specified in Section 7.02(i).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and may not be secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type (provided, that such terms shall in no event include any financial maintenance covenants) and, in any event, when taken as a whole, are not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vi) no Default shall exist immediately prior to or after giving effect to such incurrence, (vii) the security agreements relating to such Indebtedness are substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (1) the ABL Intercreditor Agreement and (2) the First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” shall mean any of the Investors; provided that if the Management Stockholders own beneficially or of record more than ten percent (10%) of the outstanding voting stock of Holdings in the aggregate at any time, for purposes of any determination of Permitted Holders (including pursuant to the definition of “Change of Control”) at such time, the Management Stockholders shall be deemed to hold ten percent (10%) of the outstanding voting stock of Holdings at such time.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension and (ii) by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(e), at the time thereof, no Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(q), 7.03(t) or 7.03(u), or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) the other terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or optional redemption provisions) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (iii) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall be the same as the obligors (including any guarantors) of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (e) in the case of any Permitted Refinancing in respect of the ABL Facility, such Permitted Refinancing is secured only by all or any portion of the collateral securing the ABL Facility (but not by any other assets) pursuant to one or more security agreements subject, in the case of assets constituting (or required to constitute) Collateral, to the ABL Intercreditor Agreement. When used with respect to any specified Indebtedness, “Permitted Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Refinancing of such specified Indebtedness.

“Permitted Repricing Amendment” shall have the meaning set forth in Section 10.08(b).

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a second lien, subordinated basis to the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations (other than the obligations of any Canadian Subsidiary) in respect of the ABL Facility and may not be secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, in any event, when taken as a whole, are not more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vi) the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vii) no Default shall exist immediately prior to or after giving effect to such incurrence and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (1) the ABL Intercreditor Agreement and (2) the Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Subordinated Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness (including any Guarantee thereof) is subordinated to the Obligations on terms customary for high yield subordinated debt securities or otherwise reasonably satisfactory to the Administrative Agent, (ii) the Obligations at all times constitute “designated senior debt” (or comparable term) under the documents governing such Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor and (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type (provided, that such terms shall in no event include any financial maintenance covenants) and, in any event, when taken as a whole, are no more restrictive on the Borrower and the Restricted Subsidiaries than the terms and conditions applicable to the Term Loans (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the

Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iv) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of Holdings, the Borrower or any Restricted Subsidiary, (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, in any event, when taken as a whole, are not more favorable to the lenders or investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (vi) no Default shall exist immediately prior to or after giving effect to such incurrence. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.01.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.05(a)(i).

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Forma Compliance with the Financial Ratios” shall mean, at any time that:

(i) the Total Leverage Ratio, determined on a Pro Forma Basis, as of the last day of the Test Period most recently completed prior to such time, is not greater than the ratio set forth in the table below opposite the last day of such Test Period:

Test Periods Ending	Total Leverage Ratio
January 30, 2011 through July 28, 2012	6.75 to 1.0
July 29, 2012 through February 2, 2013	6.25 to 1.0
February 3, 2013 through February 1, 2014	5.75 to 1.0
February 2, 2014 through January 31, 2015	5.25 to 1.0
February 1, 2015 through January 30, 2016	4.75 to 1.0
January 31, 2016 through October 29, 2016	4.50 to 1.0
October 30, 2016 through April 29, 2017	4.25 to 1.0
Thereafter	4.00 to 1.0

and

(ii) the Interest Coverage Ratio, determined on a Pro Forma Basis, as of the last day of the Test Period most recently completed prior to such time, is not less than the ratio set forth in the table below opposite the last day of such Test Period:

Test Periods Ending	Interest Coverage Ratio
January 30, 2011 through February 2, 2013	1.50 to 1.0
February 3, 2013 through January 31, 2015	1.75 to 1.0
February 1, 2015 through January 30, 2016	2.00 to 1.0
Thereafter	2.25 to 1.0

; provided, that if Pro Forma Compliance with the Financial Ratios is being tested at any time prior to the date on which the financial statements for the four consecutive fiscal quarter period ending January 30, 2011 are required to be delivered, such Pro Forma Compliance with the Financial Ratios shall be deemed to require that, as of the last day of the most recently completed four consecutive fiscal quarter period of the Borrower, (x) the Total Leverage Ratio determined on a Pro Forma Basis is not greater than 6.75 to 1.0 and (y) the Interest Coverage Ratio determined on a Pro Forma Basis is not less than 1.50 to 1.0.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.05(a)(i).

“Pro Rata Share” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities of such Lender at such time and the denominator of which is the amount of the aggregate Commitments (or, if the Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities at such time.

“Projections” shall have the meaning set forth in Section 6.01(c).

“Public Lender” shall have the meaning assigned to such term in Section 10.01.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” shall mean the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” shall have the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent, (c) each Additional Lender and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Register” shall have the meaning assigned to such term in Section 10.04(d).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.13(d).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived with respect to a Plan.

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by the Borrower or any Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the LIBO Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans (including, for the avoidance of doubt, a Permitted Repricing Amendment).

“Request for Credit Extension” shall mean a notice of Borrowing as required by Section 2.03.

“Required Class Lenders” shall mean, as of any date of determination, subject to the provisions of Section 10.04(l), Lenders of a Class having more than 50% of the sum of the outstanding Loans and unused Commitments of the applicable Class.

“Required Lenders” shall mean, at any time, subject to the provisions of Section 10.04(l), Lenders having Loans and unused Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Term Loan Commitments at such time.

“Responsible Officer” shall mean the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury or other similar officer of a Loan Party and, as to any document delivered on the Closing Date or the Restatement Effective Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed by the recipient of such document to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed by the recipient of such document to have acted on behalf of such Loan Party.

“Restatement Effective Date” shall mean February 11, 2011, the date on which all of the conditions precedent to the amendment and restatement of the Existing Credit Agreement set forth in the Amendment Agreement shall have been satisfied.

“Restricted Cash” shall mean, without duplication, cash and Cash Equivalents (a) held by the Borrower and the Restricted Subsidiaries to the extent use thereof for application to the payment of Indebtedness is prohibited by law or contract, (b) listed as “restricted” on the balance sheet of the Borrower and the Restricted Subsidiaries or (c) that is contractually restricted from being distributed to the Borrower.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or on account of any return of capital to Holdings’, the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority that is the successor thereto.

“Second Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt, in form and substance reasonably satisfactory to the Collateral Agent.

“Secured Hedge Agreement” shall mean any Swap Contract permitted under Article 7 that is entered into by and between the Borrower or any Subsidiary Guarantor and any Hedge Bank and that has been designated by the Borrower as a “Secured Hedge Agreement” in a written notice delivered to the Administrative Agent and the Collateral Agent.

“Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit D.

“Security Agreement Supplement” shall have the meaning specified in the Security Agreement.

“Senior Note Documents” shall mean the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof.

“Senior Notes” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Senior Representative” shall mean, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” shall mean, with respect to any applicable period of four consecutive fiscal quarters, the ratio of (a) the Consolidated Total Net Debt (other than any portion of Consolidated Total Net Debt that is unsecured or is secured solely by a Lien that is subordinated to the Liens securing the Obligations pursuant to the Second Lien Intercreditor Agreement) as of the last day of such period to (b) Consolidated EBITDA for such period.

“Share Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Shares” shall mean the shares of common stock, $0.001 par value per share, of the Company.

“Specified Default” shall mean a Default under Section 8.01(a), (f) or (g).

“Specified Debt Fund” shall mean Sankaty Advisors, LLC or any bona fide debt investment fund or other account managed or advised by Sankaty Advisors, LLC, which, in each case, invests primarily in fixed income assets or other credit products in the ordinary course of business, and with respect to which Bain Capital Partners, LLC and investment vehicles managed or advised by Bain Capital Partners, LLC that are not engaged primarily in investing in fixed income assets or other credit products in the ordinary course of business do not make investment decisions.

“Specified Equity Contribution” shall mean any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Equity Interests.

“Specified Representations” shall mean those representations and warranties made by the Borrower in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii), 5.04, 5.13, 5.17 and 5.19(a).

“Specified Transaction” shall mean any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store or any Disposition of a business unit, line of business or division or a Store of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” shall mean Bain Capital Partners, LLC and any of its Affiliates and funds or partnerships managed or advised by Bain Capital Partners, LLC or any of its Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” shall mean that certain Management Agreement, dated as of October 23, 2010, by and among Giraffe Holding, Inc., Merger Sub and Bain Capital Partners, LLC, as in effect on the Closing Date and as the same may be amended, supplemented or otherwise modified in accordance with its terms, but only to the extent that any such amendment, supplement or modification does not, directly or indirectly, increase the obligation of Holdings or any of its Affiliates to make any payments thereunder.

“SPV” shall have the meaning assigned to such term in Section 10.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of the Closing Date, by and among Giraffe Holding, Inc., Giraffe Intermediate A, Inc., Holdings, the Company, Bain Capital Fund X, L.P. and the other investors from time to time party thereto, as in effect on the Closing Date and as the same may be amended, supplemented or otherwise modified in accordance with its terms.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Subordinated Indebtedness” shall mean any Indebtedness that is, or is required to be, subordinated in right of payment to the Obligations.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean any Guarantor other than Holdings. The Subsidiary Guarantors as of the Closing Date are set forth on Schedule 1.01(a).

“Successor Borrower” shall have the meaning specified in Section 7.04(d).

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Group” shall have the meaning assigned to such term in Section 7.06(i).

“Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Tender Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Tendered Shares” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 or, otherwise, in the Assignment and Acceptance, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be. The initial aggregate amount of the Term Loan Commitments as of the Restatement Effective Date is $820,000,000.

“Term Loans” shall mean the Initial Term Loans, Extended Term Loans, Incremental Term Loans and Other Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit L hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Test Period” shall mean, for any date of determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered (or are required to be delivered) pursuant to Section 6.01(a) or 6.01(b), as applicable.

“Threshold Amount” shall mean $25,000,000.

“Top-Up Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Total Assets” shall mean the total assets of the Borrower and the Restricted Subsidiaries, as shown on the most recent financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b) and Section 6.01(d).

“Total Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents.

“Transactions” shall mean, collectively, (a) the consummation of the Tender Offer and the Merger and the other transactions contemplated thereby on the Closing Date, (b) the execution and delivery by the Borrower and the Subsidiaries party thereto of the Senior Note Documents and the issuance of the Senior Notes on or prior to the Closing Date, (c) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder on the Closing Date, (d) the execution and delivery by the Borrower and the Subsidiaries party thereto of the ABL Facility Documentation and the funding under the ABL Facility on the Closing Date, if any, (e) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the BANA Credit Agreement on the Closing Date and (f) the payment of the Transaction Expenses.

“Transferred Guarantor” shall have the meaning specified in the Section 11.10.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Unaudited Financial Statements” shall mean the unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated Subsidiaries as at the end of and for the fiscal quarters ended (a) May 1, 2010 and (b) July 31, 2010.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 3.01(d).

“Unrestricted Subsidiary” shall mean (i) each Subsidiary of the Borrower listed on Schedule 1.01(b) and (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” shall mean, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The word “or” is not exclusive.

(f) For purposes of determining compliance with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

Section 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment of Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day (subject to Section 2.16(b)).

Section 1.08. Cumulative Credit Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.09. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.09; provided, that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.09, when calculating the Total Leverage Ratio for purposes of the Applicable ECF Percentage of Excess Cash Flow, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided, that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than 24 months after the date of such Specified Transaction, (C) any cost savings, operating expense reductions and synergies that are not actually realized during such period may no longer be added pursuant to this clause (c) after the end of the fourth full fiscal quarter ending after the date of such Specified Transaction, and (D) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period. Notwithstanding the foregoing, (A) all pro forma adjustments under this clause (c) shall not increase pro forma Consolidated EBITDA by more than 10% for any Test Period, (B) any cost savings, operating expense reductions or synergies to be realized in such Test Period shall not be added back in computing the Applicable ECF Percentage and (C) no pro forma adjustments under this clause (c) shall be made in respect of the Transactions (the foregoing not being intended to limit the operation of paragraph (a)(viii) of the definition of “Consolidated EBITDA”).

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period in the case of the Total Leverage Ratio and the Senior Secured Leverage Ratio and the first day of the applicable Test Period in the case of the Interest Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(e) Whenever any provision of this Agreement requires the Borrower to be in Pro Forma Compliance with the Financial Ratios or to have a specified Total Leverage Ratio on a Pro Forma Basis in connection with any action to be taken by the Borrower hereunder, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance or such Total Leverage Ratio.

Section 1.10. Certain Accounting Matters. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value”, as defined therein.

Section 1.11. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.12. Currency Equivalents Generally. (a) For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the Senior Secured Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its

Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Term Loans or Other Term Loans, to the extent otherwise provided in the applicable Incremental Amendment or Refinancing Amendment) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.08 and 3.02 each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to such Lender in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except to the extent otherwise provided in the Amendment Agreement, each Lender shall make each Initial Term Loan to be made by it hereunder on the Restatement Effective Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) the Class of Loans to be borrowed and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11 (or, in the case of Extended Term Loans, Incremental Term Loans or Other Term Loans, as provided for in the applicable Extension Offer, Incremental Amendment or Refinancing Amendment).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms and (ii) in the event of any conflict between the accounts set forth in paragraphs (b) and (c) above, the amounts set forth in the accounts maintained pursuant to paragraph (c) shall prevail.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a Term Note. In such event, the Borrower shall execute and deliver to such Lender a Term Note payable to such Lender and its registered assigns in accordance with Section 10.04. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a Term Note, the interests represented by such Term Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative agent fees applicable to the Facilities set forth in the Fee Letter at the times and in the amounts specified therein (the “Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days (or, in the case of ABR Loans that bear interest by reference to the Prime Rate, 365 or 366 days, as applicable) and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07. Default Interest. During the continuance of a Default under Section 8.01(a) or an Event of Default under Section 8.01(f) (with respect to the Borrower) or 8.01(g) (with respect to the Borrower), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times, after as well as before judgment, equal to (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum, and such interest shall be payable on demand.

Section 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have revoked such notice, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or Section 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09. Termination and Reduction of Commitments. (a) The Initial Term Loan Commitments in effect on the Restatement Effective Date shall automatically terminate upon the making of the Initial Term Loans on the Restatement Effective Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments; provided, however, that each partial reduction of the Term Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(c) Each reduction in the Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

Section 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three

Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted on a day prior to the last day of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 3.05;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

Section 2.11. Repayment of Term Borrowings. (a) The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of March 2011, an amount equal to 0.25% of the aggregate principal amount of the Initial Term Loans outstanding on the Restatement Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.12 and 2.13 or, if applicable, Section 10.04(m)(vi)) and (ii) on the applicable Maturity Date for such Initial Term Loans, the aggregate principal amount of such Initial Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans (including, for avoidance of doubt, Term Loans that are not Initial Term Loans) shall be due and payable on the applicable Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

Section 2.12. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Except as may otherwise be set forth in any Extension Offer, any Refinancing Amendment or any Incremental Amendment, voluntary prepayments of Term Loans pursuant to this Section 2.12 (i) shall be applied ratably to each Class of Term Loans then outstanding and (ii) with respect to each Class of Term Loans, shall be applied against the remaining scheduled installments of principal due in respect thereof (in the case of the Initial Term Loans, as set forth in Section 2.11) as directed by the Borrower (or, absent such direction, in forward order of maturity).

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is in connection with a refinancing, then the Borrower may condition such notice on the effectiveness of such refinancing (provided, that the provisions of Section 3.05 shall apply to any prepayment that is not made as a result of the failure of such condition). All prepayments under this Section 2.12 shall be subject to Section 2.12(d) (to the extent applicable) and Section 3.05 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) In the event that, on or prior to the first anniversary of the Restatement Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.13(a)(iv) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

Section 2.13. Mandatory Prepayments.

(a) (i) Within five (5) Business Days after the earlier of (x) 90 days after the end of each fiscal year of the Borrower and (y) the date on which financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ended January 28, 2012) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered or required to have been covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of principal of Term Loans during such fiscal year (other than any voluntary prepayments or buybacks made pursuant to Section 10.04(m) and (2) all voluntary prepayments of loans under the ABL Facility or any other revolving credit facility during such fiscal year to the extent accompanied by a corresponding permanent reduction in the commitments under the ABL Facility or such other revolving credit facility, as the case may be, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are funded with internally generated cash.

(ii) If (1) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than (X) any Disposition of any property or assets permitted by Section

7.05(a), (b), (c), (d), (e), (g), (h), (l), (m) (except to the extent such property is subject to a Mortgage), (n) or (o) and (Y) so long as the ABL Credit Agreement is in effect, any Disposition of (A) ABL Priority Collateral and (B) to the extent that any Canadian Subsidiary is party to the ABL Credit Agreement as a borrower or guarantor thereunder (and provided that the related ABL Facility Indebtedness of such Canadian Subsidiary is permitted under Section 7.03(w)), assets of such Canadian Subsidiary of the type described in the definition of ABL Priority Collateral in the ABL Intercreditor Agreement), or (2) any Casualty Event occurs, which results in the realization or receipt by the Borrower or a Restricted Subsidiary of Net Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds realized or received; provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted First Priority Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.13(a)(ii) shall be reduced accordingly; provided further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) [Reserved]

(iv) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 7.03 (other than clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u))), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after (or, in the case of Credit Agreement Refinancing Indebtedness, on the date of) the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(b) Except as may otherwise be set forth in any Extension Offer, any Refinancing Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to Section 2.13(a) shall be applied ratably to each Class of Term Loans then outstanding; provided, that any prepayment of Term Loans pursuant to the parenthetical in Section 2.13(a)(iv) shall be applied solely to each applicable Class of Refinanced Debt.

(c) With respect to each Class of Term Loans, each prepayment pursuant to Section 2.13(a) shall be applied (i) in direct order of maturity to the next eight scheduled repayments of such Term Loans (in the case of the Initial Term Loans, required pursuant to Section 2.11(a)) and (ii) to the extent of any excess, ratably to the remaining scheduled repayments of such Term Loans (in the case of the Initial Term Loans, required pursuant to Section 2.11(a)); and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to Section 2.13(d). For the avoidance of doubt, this Section 2.13(c) is applicable to any prepayment made with the Net Proceeds of Indebtedness permitted under clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u).

(d) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.13(a) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each applicable Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share or other applicable share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share or other applicable share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 2.13(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York City time, one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided that, for the avoidance of doubt, no Lender may reject any prepayment made with proceeds of Indebtedness permitted under clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u). Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower.

(e) Funding Losses, Etc. All prepayments under this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and shall be made together with, in the case of any such prepayment of a Eurodollar Loan on a day prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Loan pursuant to Section 3.05. All prepayments under Section 2.13(a)(iv) shall be subject to Section 2.12(d) (to the extent applicable). Notwithstanding any of the other provisions of Section 2.13(a), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under Section 2.13(a) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder (including accrued interest to the last day of such Interest Period) into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.13. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.13(a).

(f) Foreign Dispositions. Notwithstanding any other provisions of this Section 2.13, (A) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.13 and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Subsidiary Excess Cash Flow would cause material adverse tax consequences to the Borrower, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.13(a) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.13(a), the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by or was attributable to the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

Section 2.14. Pro Rata Treatment. Except as required under Section 3.02, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective applicable

Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); provided that the provisions of this Section 2.14 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, including (without limitation) in respect of any payment, assignment, sale or participation to Holdings or any of its Affiliates expressly permitted under Section 10.04. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.15. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.15 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any of its Affiliates as to which the provisions of this Section 2.15 shall apply (provided, that if the applicable payment, assignment, sale or participation to Holdings or any of its Affiliates is expressly permitted under Section 10.04, the provisions of this Section 2.15 shall not be construed to apply). The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.16. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts due and payable) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010 or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.01. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.17. [Reserved].

Section 2.18. [Reserved].

Section 2.19. Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make a copy of such notice available to each of the Lenders), request one or more additional tranches or additions to an existing tranche of term loans (the “Incremental Term Loans”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default shall exist, (ii) the Borrower shall be in Pro Forma Compliance with the Financial Ratios as of the last day of the most-recently ended Test Period, in each case, as if such Incremental Term Loans had been outstanding on the last day of such Test Period, (iii) the Senior Secured Leverage Ratio calculated on a Pro Forma Basis shall not be greater than 3.4 to 1.0 as of the last day of the most-recently ended Test Period (calculated as if such Incremental Term Loans had been outstanding on such last day) and (iv) the Borrower shall have delivered a certificate of a Responsible Officer to the effect set forth in clauses (i), (ii) and (iii) above and the last sentence of this paragraph (a), together with reasonably detailed calculations demonstrating compliance with clauses (ii) and (iii) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 6.01(a) or 6.01(b) and Section 6.02(a), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Interest Expense for the relevant period). Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans borrowed hereunder shall not exceed $200,000,000 minus the aggregate amount of commitments that shall have become effective pursuant to Section 2.02(a) of the ABL Credit Agreement after the Closing Date.

(b) The following terms shall apply to any Incremental Term Loans established pursuant to an Incremental Amendment: (i) such Incremental Term Loans shall rank pari passu in right of payment and of security with all other Term Loans, (ii) the maturity date of such Incremental Term Loans shall not be earlier than the Original Term Loan Maturity Date, (iii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be less than the remaining Weighted Average Life to Maturity of the Initial Term Loans, (iv) any Incremental Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment and (v) the applicable yield relating to any term loans incurred pursuant to such Increment Amendment (each facility thereunder, the “Incremental Facility”), as applicable, shall not exceed the applicable yield with respect to the Initial Term Loans by more than 0.50% per annum unless the yield applicable to the Initial Term Loans is increased so that the yield applicable to the applicable Incremental Facility does not exceed the yield applicable to the Initial Term Loans by more than 0.50% per annum; provided that in determining the yield applicable to the Initial Term Loans and the applicable Incremental Facility, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Initial Term Loans or the applicable Incremental Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity of the applicable Incremental Facility), (B) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Initial Term Loans or to one or more arrangers (or their affiliates) of the applicable Incremental Facility shall be excluded and (C) if the Adjusted LIBO Rate in respect of such Incremental Facility includes a floor in excess of 1.50%, such excess shall be equated to interest margin for purposes of determining any increase to the applicable yield under the Initial Term Loans.

(c) Each notice from the Borrower pursuant to this Section 2.19 shall set forth (i) the requested amount and proposed terms of the relevant Incremental Term Loans and (ii) the date on which the relevant increase is requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice). Incremental Term Loans may be made by any existing Lender (but no existing Lender shall have any obligation to make any Incremental Term Loan except to the extent that it has agreed to do so pursuant to an Incremental Amendment) or by any other bank, financial institution or investor (any such other bank, financial institution or investor being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans (collectively, the “Incremental Lenders”) to the extent any such consent would be required under Section 10.04(b) for an assignment of Loans to such Incremental Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender and the Administrative Agent. The Incremental Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders providing the relevant Incremental Terms Loans; provided that to the extent such terms and documentation are not consistent with this Agreement in any material respect (except to the extent permitted by the foregoing clauses), they shall be reasonably satisfactory to the Administrative Agent. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 (and for purposes thereof the making of the Incremental Term Loans shall be deemed to be a Request for Credit Extension) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions and officers’ certificates, in each case consistent with those delivered on the Closing Date under Section 4.02 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), and customary reaffirmation agreements. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(d) [Reserved].

(e) Any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms thereof, to the extent such terms are permitted under this Section 2.19. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.19 and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.

(f) This Section 2.19 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

Section 2.20. Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, Incremental Term Loans or Extended Term Loans), in the form of Other Term Loans or Other Term Loan Commitments pursuant to a Refinancing Amendment; provided that (A) such Credit Agreement

Refinancing Indebtedness will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) such Credit Agreement Refinancing Indebtedness will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof (provided, that such Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment), (C) such Credit Agreement Refinancing Indebtedness will have a maturity date later than the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (D) subject to clause (B) above, such Credit Agreement Refinancing Indebtedness will have terms and conditions that are substantially identical to, or less favorable to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt and (E) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans being so refinanced; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 (and for purposes thereof the incurrence of the Credit Agreement Refinancing Indebtedness shall be deemed to be a Request for Credit Extension) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions and officers’ certificates, in each case consistent with those delivered on the Closing Date under Section 4.02 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), and customary reaffirmation agreements. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments).

(b) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.20 and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.

(c) This Section 2.20 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

Section 2.21. Extensions of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans as so extended, as well as the original Term Loans not so extended, being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date and the amortization schedule applicable to Term Loans pursuant to Section 2.11(a) for periods prior to the Original Term Loan Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) If, at the time any Extension becomes effective, not all of the Term Loans that were subject to the applicable Extension Offer shall have been extended (such non-extended Term Loans with respect to any Extension, the “Non-Extended Term Loans”), then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extended Term Loans and (y) the four years following the date of the respective Extension) payable to Lenders with such new Extended Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) in respect of such new Extended Term Loans shall at any time (over the life of such new Extended Term Loans) exceed the “effective interest rate” applicable to the applicable Non-Extended Term Loans by more than 1.00% (determined on the same basis as provided in the first parenthetical in this sentence), then the Applicable Margin applicable to such Non-Extended Term Loans shall be increased to the extent necessary so that at all times thereafter such Non-Extended Term Loans do not receive less “effective interest rate” than the “effective interest rate” applicable to such new Extended Term Loans minus 1.00%.

(c) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.21, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or 2.13 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.13, 2.14 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21.

(d) The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.21. Notwithstanding the foregoing, each of the Administrative Agent and the

Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.21(d) and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(e) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.

(f) This Section 2.21 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document to any Lender or Agent shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, withholdings (including backup withholding), fees or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), excluding (i) Taxes imposed on or measured by net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, (ii) Taxes attributable to the failure by the relevant Lender or Agent to deliver the documentation required to be delivered pursuant to clause (d) of this Section 3.01, (iii) Taxes imposed by a jurisdiction as a result of any connection between such Lender or Agent and such jurisdiction other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any Loan Document, (iv) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower or any Guarantor (as appropriate) is located, (v) any U.S. federal tax that is in effect and would be required to be withheld with respect to amounts payable hereunder at such time the Lender or Agent becomes a party to this Agreement, or designates a new lending office, except to the extent a Foreign Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 and (vi) any tax to the extent imposed as a result of a Lender or Agent’s (A) failure to comply with the applicable requirements of FATCA in such a way to reduce such tax to zero or (B) election under Section 1471(b)(3) of the Code (all such non-excluded Taxes, being hereinafter referred to as “Indemnified Taxes”). If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), such Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the applicable withholding agent shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Acceptance, grant of a Participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower and each Guarantor agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes paid by such Agent or Lender and (ii) any expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides Borrower or Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(d) Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender or Agent to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding the foregoing, a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver. In addition, each Lender and Agent shall deliver to the Borrower and the Administrative Agent such other tax forms or other documents as shall be prescribed by applicable Law, to the extent applicable, (x) to demonstrate that payments to such Lender or Agent under this Agreement and the other Loan Documents are exempt from any United States federal withholding tax imposed pursuant to FATCA or (y) to allow the Borrower and the Administrative Agent to determine the amount to deduct or withhold under FATCA from a payment hereunder. Without limiting the foregoing:

(i) Each Lender and Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender or Agent (as the case may be) is exempt from federal backup withholding.

(ii) Each Lender and Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms) and, in the case of an Agent, a withholding certificate that satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes,

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit I-1, I-2, I-3 or I-4, as applicable (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN, or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner). Each Lender and Agent shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender and Agent shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(e) Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its lending office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower or Guarantor, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02. Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. [Reserved].

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Restatement Effective Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under exception (iii) thereof to the extent such Taxes are imposed on or measured by net income or profits or franchise taxes (imposed in lieu of the foregoing taxes) and any Taxes excluded from the definition of Indemnified Taxes under exceptions (i), (ii), (iv), (v) and (vi) thereof or (ii) reserve requirements contemplated by Section 3.04(c) or reflected in the Adjusted LIBO Rate) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Restatement Effective Date, or compliance by such Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any entity controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or controlling entity for such reduction within fifteen (15) days after receipt of such demand.

(c) Except to the extent already reflected in the Adjusted LIBO Rate, the Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another lending office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05. Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(i) any continuation or conversion of any Eurodollar Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan, or any payment or prepayment of any Eurodollar Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan; or

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan of the Borrower on the date or in the amount notified by the Borrower;

including an amount equal to the excess, as reasonably determined by such Lender, of (1) its cost of obtaining funds for the Eurodollar Loan that is the subject of such event for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (2) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such event for such period, but excluding loss of anticipated profits.

Section 3.06. Matters Applicable to all Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another any applicable Eurodollar Loan, or, if applicable, to convert ABR Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Loan, or to convert ABR Loans into Eurodollar Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Loans shall be automatically converted into ABR Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Loans shall be applied instead to its ABR Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as ABR Loans (if possible), and all ABR Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as ABR Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

(e) Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, shall be deemed to have been adopted after the Restatement Effective Date, regardless of the date enacted or adopted.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative

Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04(b) (with the assignment fee to be paid by the Borrower in such instance) (it being understood that any such assignment shall become effective only in accordance with Section 10.04(e)), all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii);

(b) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender, each Lender with respect to a certain Class of Loans or each affected Lender with respect to a certain Class of Loans, in each case in accordance with Section 10.08, and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all Lenders or all affected Lenders of a certain Class, the Required Class Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(c) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Term Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Term Note executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender.

(d) Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with Article 9.

Section 3.08. Survival.

All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. All Credit Extensions After The Closing Date.

The obligation of each Lender to honor any Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) after the Closing Date is subject to the following conditions precedent:

(i) The representations and warranties set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the date of such Credit Extension with the same effect as though made on and as of such date or such earlier date, as applicable.

(ii) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty by Holdings and the Borrower that the conditions specified in Sections 4.01(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.02. First Credit Extension.

Each Lender shall make the Credit Extension to be made by it on the Closing Date subject only to the following conditions precedent:

(a) The Administrative Agent shall have received the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date:

(i) executed counterparts of this Agreement duly executed by the Borrower and each Guarantor; and

(ii) a Term Note executed by the Borrower in favor of each Lender that has requested a Term Note at least two Business Days in advance of the Closing Date.

(b) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(c) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, an opinion of (i) Ropes & Gray LLP, counsel for the Loan Parties, substantially to the effect set forth in Exhibit G-1, and (ii) from each local counsel for the Loan Parties listed on Schedule 4.02(c), substantially to the effect set forth in Exhibit G-2, in each case, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

(d) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization or certificate of formation, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization or certificate of formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(e) (i) The Administrative Agent shall have received the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to the Loan Parties in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Perfection Certificate, together with (in the case of clause (y)) copies of the financing statements (or similar documents) disclosed by such search and (ii) the Security Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto, together with (x) certificates, if any, representing the Pledged Equity of the Borrower and Subsidiary Guarantors accompanied by undated stock powers executed in blank and (y) documents and instruments to be recorded or filed that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement; provided, however, that, each of the requirements set forth in clauses (i) and (ii) above, including lien searches and the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement (except to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the UCC or (y) by the delivery of stock certificates of the Borrower and its wholly owned Domestic Subsidiaries and related stock powers) shall not constitute conditions precedent to the Credit Extension on the Closing Date after the Borrower’s use of commercially reasonable efforts, without undue burden or cost, to provide such items on or prior to the Closing Date if the Borrower agrees to deliver, or cause to be delivered, such search results, documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(f) (i) The ABL Credit Agreement shall have become effective and all conditions to the initial credit extension thereunder satisfied and (ii) the ABL Intercreditor Agreement shall have been duly executed and delivered by the ABL Agent and each Loan Party party thereto.

(g) The Administrative Agent shall have received a copy of the Merger Agreement (together with all exhibits, schedules, amendments, supplements and modifications thereto) and all certificates, opinions and other documents delivered thereunder, certified by a Responsible Officer of the Borrower as being complete. Prior to or substantially concurrently with the initial Credit Extension on the Closing Date, the Merger shall have been consummated pursuant to the Merger Agreement, and no provision of the Merger Agreement shall have been waived or amended in any material respect by Holdings or Merger Sub in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Arrangers, such consent not to be unreasonably withheld or delayed (it being understood that (x) any reduction in the acquisition consideration by more than 10% shall be deemed to be materially adverse to the

Lenders and (y) any reduction in the acquisition consideration of less than or equal to 10% shall reduce the aggregate amount of the Senior Notes permitted hereby on a dollar-for-dollar basis).

(h) (i) The conditions in Section 7.2(a) of the Merger Agreement or in clause (d)(ii) of Annex I to the Merger Agreement, as applicable (but only with respect to representations and warranties made by the Company in the Merger Agreement that are material to the interests of the Lenders, and only to the extent that Giraffe Holding, Inc. or Merger Sub has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement), shall be satisfied; (ii) the Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality”, “material adverse effect” or similar language, in all respects (after giving effect to such qualification)); (iii) the Borrower shall have received the Equity Contribution; (iv) Merger Sub or the Borrower shall have issued and sold the Senior Notes in a Rule 144A or other private placement on or prior to the Closing Date yielding at least $400,000,000 in gross cash proceeds on the Closing Date; and (v) the Administrative Agent shall have received a certificate from the chief executive officer, president or chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the matters set forth in this Section 4.02(h).

(i) The Administrative Agent shall have received a solvency certificate, substantially in the form set forth in Exhibit J, from the chief financial officer or other officer with equivalent duties of the Borrower, or in lieu thereof at the option of the Borrower, an opinion of a nationally recognized valuation firm as to the solvency (on a consolidated basis) of the Borrower and its Restricted Subsidiaries as of the Closing Date.

(j) All principal, premium, if any, interest, fees and other amounts due or outstanding under the BANA Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness for borrowed money other than (a) Indebtedness outstanding under this Agreement, (b) Indebtedness outstanding under the ABL Facility Documentation in an amount not to exceed the amount contemplated in the preliminary statements hereto, (c) Indebtedness in respect of the Senior Notes, in an aggregate principal amount not to exceed $400,000,000 (or such lesser amount as contemplated by clause (y) of Section 4.02(g)), (d) Indebtedness set forth on Schedule 7.03(b) and (e) Indebtedness permitted pursuant to Section 7.03(d).

(k) The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that has been requested in writing at least 10 days prior to the Closing Date.

(l) The Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(m) (A) Since January 30, 2010, there shall not have occurred any Company Material Adverse Effect except (i) as disclosed in the Company SEC Documents (as defined in the Merger Agreement) filed with the SEC after December 31, 2009 and prior to the date of the Merger Agreement (other than any disclosure in such Company SEC Documents (A) that is set forth under the captions “Risk Factors” or “Forward Looking Statements” or (B) that is otherwise predictive, cautionary or forward-looking in nature), in each case, if and only if the nature and content of the applicable disclosure in such Company SEC Document is such that its relevance to the determination of the occurrence of a Company Material Adverse Effect is reasonably apparent on the face of such disclosure, or (ii) as disclosed in any section of the Company Disclosure Letter (as defined in the Merger Agreement) the relevance of which disclosure to the determination of the occurrence of a Company Material Adverse Effect is reasonably apparent on the face of such disclosure and (B) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying as to the matters set forth in this Section 4.02(m).

For purposes hereof, “Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development (whether or not constituting a breach of a representation, warranty or covenant set forth in the Merger Agreement) that, individually or in the aggregate with any such other changes, events, effects, occurrences, state of facts or developments, (a) has had or is reasonably likely to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition, in each case, of the Company and its subsidiaries taken as a whole, or (b) prevents or would be reasonably likely to prevent the consummation of the merger of Merger Sub with and into the Company, other than, in the case of clause (a), any changes, events, effects, occurrences, state of facts or developments to the extent attributable to: (i) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes, after October 11, 2010, in laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes, after October 11, 2010, in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof, in each case occurring after October 11, 2010; (v) the entry into, announcement or performance of the Merger Agreement and the transactions contemplated thereby (including compliance with the covenants set forth therein), but in any event excluding the obligation to comply with Section 6.1 of the Merger Agreement and Section 6.4 of the Merger Agreement and other than for purposes of any representation or warranty contained in Section 4.5 of the Merger Agreement; (vi) any changes in the market price or trading volume of shares of the Company’s common stock or any failure to meet internal or published projections, forecasts or revenue, net retail sales, comparable store sales or earnings predictions for any period (provided that the underlying cause of such decline or failure shall not be excluded); (vii)

any loss of, or change in, the relationship of the Company or any of the Company’s subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the transactions contemplated thereby or the announcement of any of the foregoing; or (viii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, in the case of clauses (i), (ii), (iii) and (iv), other than to the extent such change, event, effect, occurrence, state of facts or development disproportionately impact the Company and its subsidiaries relative to other companies in its industry.

(n) The Administrative Agent, the Arrangers and the Lenders shall have received all applicable fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at last two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document on or prior to the Closing Date.

Section 4.03. Conditions Precedent to the Effectiveness of the Amended Agreement. The Amended Agreement shall become effective on the Restatement Effective Date upon satisfaction of the conditions set forth in Section 8 of the Amendment Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of Holdings, the Borrower and each of the Subsidiary Guarantors party hereto represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to any Loan Party), (b) (i) (other than with respect to any Loan Party), (c), (d) or (e), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(x), to the extent that such violation, conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as at the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered (including the notes thereto describing the pro forma adjustments) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of income of the Company and its Subsidiaries for the twelve months ended on the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which will be furnished to each Lender prior to the Closing Date, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transactions. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its consolidated Subsidiaries as at the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(ii) The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(iii) The Unaudited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The forecasts of income statements of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Restatement Effective Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, neither Holdings, the Borrower nor any of the Restricted Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents, (iii) liabilities incurred in the ordinary course of business, and (iv) liabilities disclosed in the Pro Forma Financial Statements) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Compliance With Laws; No Default.

(a) Neither Holdings or the Borrower nor any of the Restricted Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of Holdings, the Borrower or any of the Restricted Subsidiaries or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens; Casualty Events. (a) Each of Holdings, the Borrower and the Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Property), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Restatement Effective Date, Schedule 1 to the Perfection Certificate dated the Closing Date contains a true and complete list of each Material Real Property owned by Holdings, the Borrower and the Subsidiaries.

(c) As of the Restatement Effective Date, except as otherwise disclosed in writing to the Collateral Agent, (i) no Loan Party has received any notice of, nor has any knowledge of, the occurrence (and still pending as of the Restatement Effective Date) or pendency or contemplation of any Casualty Event affecting all or any portion of a Mortgaged Property, and (ii) no Mortgage encumbers improved Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the Flood Laws unless Evidence of Flood Insurance has been delivered to the Collateral Agent.

Section 5.09. Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each Loan Party and each Restricted Subsidiary is and has been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties and the Restricted Subsidiaries;

(b) the Loan Parties and the Restricted Subsidiaries have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties and the Restricted Subsidiaries nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties or the Restricted Subsidiaries;

(c) there has been no Release, discharge or disposal of Hazardous Materials on, to, at, under or from any Real Property or facilities owned or leased by any of the Loan Parties or the Restricted Subsidiaries, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or any Restricted Subsidiary or arising out of the conduct of the Loan Parties or the Restricted Subsidiaries that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower or any other Loan Party or Restricted Subsidiary incurring liability relating to Environmental Laws; and

(d) there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or the Restricted Subsidiaries or any Real Property or facilities currently or previously owned or leased by the Loan Parties or any Restricted Subsidiary that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower or any other Loan Party or Restricted Subsidiary incurring any Environmental Liability.

Section 5.10. Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted if such contest shall have the effect of suspending enforcement or collection of such Taxes and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Party against any Loan Party or any Restricted Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11. ERISA Compliance, Etc. (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (and the regulations and published interpretations thereunder).

(b) As of the Restatement Effective Date, (i) no Plan is a Multiemployer Plan; nor is any Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code and (ii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates nor any predecessor thereof (A) has in the past six years sponsored, maintained or contributed to, any Plan subject to Title IV of ERISA or (B) has in the past six years contributed to any Multiemployer Plan.

(c) (i) No Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (ii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) The Plans and Foreign Pension Plans of the Loan Parties and the Subsidiaries are funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12. Subsidiaries. As of the Restatement Effective Date (after giving effect to the Transactions), no Loan Party has any direct or indirect Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents or under the ABL Facility Documentation (which Liens shall be subject to the ABL Intercreditor Agreement) and (b) any non-consensual Lien that is permitted under Section 7.01. As of the Restatement Effective Date, (i) Section I.A. to the Perfection Certificate sets forth the name and jurisdiction of each Loan Party and (ii) Section III.A. to the Perfection Certificate sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership.

Section 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party or Restricted Subsidiary is engaged nor will it engage, principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(b) Neither Holdings, nor the Borrower, nor any of the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. No confidential information memorandum, report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were or will be made, not materially misleading. With respect to projected financial information and pro forma financial information, each of Holdings and the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15. Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing; (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16. Intellectual Property; Licenses, Etc. (a) Holdings, the Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, trade secrets, database rights, design rights and other intellectual property rights (and all registrations and applications for registration of any of the foregoing) (collectively, “IP Rights”), in each case reasonably necessary for the conduct of their respective businesses as currently conducted, except to the extent that the failure to own, license or possess the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, such IP Rights do not conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The conduct of the business of Holdings, the Borrower or any of its Restricted Subsidiaries does not infringe, misappropriate or otherwise violate any IP Rights held by any Person, except for such infringements, misappropriations or violations, which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no claim, investigation, suit or proceeding pending or, to the knowledge of the Borrower, threatened in writing, against Holdings, the Borrower or any of its Restricted Subsidiaries (i) challenging the validity of any IP Rights held by any of them or (ii) alleging that their respective use of any IP Rights or the conduct of their respective businesses infringes, misappropriates, or otherwise violates the IP Rights of any other Person, in each case which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, Section IV.A. to the Perfection Certificate contains a true and complete list of all patents, patent applications, registered trademarks, trademark applications, material registered copyrights and material copyright applications that are owned by Holdings, the Borrower or any of its Restricted Subsidiaries and all such IP Rights are valid and in full force and effect, except to the extent the failure of such IP Rights to be valid and in full force and effect could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.17. Solvency. Immediately after giving effect to the consummation of the Transactions to occur on the Closing Date, including the making of the Loans under this Agreement, and immediately after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this Section 5.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 5.18. Subordination of Junior Financing.

The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.19. Collateral Documents.

(a) Valid Liens. Each Collateral Document (other than the Mortgages) is, or on execution and delivery thereof by the parties thereto will be, effective to create in favor of the

Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Section I.H. to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof).

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and a security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when such Mortgage is filed in the offices specified on Section I.H. to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11 and 6.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13), such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Party to such Mortgage in the Mortgaged Property described therein and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof).

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13 or Section 4.02(e), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.02(e).

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than obligations under Secured Hedge Agreements) hereunder which is accrued or payable shall remain unpaid or unsatisfied, then from and after the Closing Date, Holdings and the Borrower shall and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.15) cause each of the Restricted Subsidiaries to:

Section 6.01. Financial Statements, Reports, Etc. In the case of the Borrower, deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending January 29, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended April 30, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within ninety (90) days after the end of each fiscal year (commencing with the fiscal year ending January 29, 2011) of the Borrower, a reasonably detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing within the time period specified in the applicable paragraph (A) the applicable financial statements of the Borrower (or any direct or indirect parent of the Borrower) or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form l0-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) and (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto, on the website on the Internet at www.gymboree.com; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access

(whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a).

Section 6.02. Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and 6.01(b) (or the date on which such delivery is required), commencing with the first full fiscal quarter completed after the Closing Date, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) [Reserved];

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or Restricted Subsidiary (other than in the ordinary course of business) or material statements or material reports furnished to any holder of Indebtedness or debt securities (other than in connection with any board observer rights and, with respect to the ABL Facility, other than borrowing base and related certificates) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the ABL Facility Documentation, the Senior Notes Documents, any Junior Financing Documentation, any Permitted Unsecured Refinancing Debt, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt or any Permitted Refinancing of any thereof in each case (other than with respect to the ABL Facility) in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02;

(e) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections of the Perfection Certificate describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.13(a) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary and as a Loan Party or a non-Loan Party as of the date of delivery of such Compliance Certificate;

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(g) no later than 5 days after each delivery of financial statements referred to in Section 6.01(a) and 6.01(b) (or the date on which such delivery is required), any change to Schedule 1.01(b);

(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i) promptly after the receipt thereof by Holdings or the Borrower or any of the Restricted Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

Section 6.03. Notices. Promptly after a Responsible Officer of Holdings, the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings, the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document, and any material development with respect thereto; and

(d) of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of a Loan

Party, any Restricted Subsidiary or any of their respective ERISA Affiliates in an aggregate amount exceeding the Threshold Amount.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to in Section 6.03(a), (b), (c) or (d), as applicable, and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Payment of Obligations. Promptly pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, (a) all of its Indebtedness and other obligations in accordance with their terms and (b) all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in the case of this clause (b), to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such Taxes and except, in the case of clauses (a) and (b), where the failure to pay, discharge or otherwise satisfy the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 and (b) obtain, maintain, renew, extend and keep in full force and effect all rights (including IP Rights), privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to any Loan Party) or (b), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06. Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07. Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Requirements of Insurance. (A) Use commercially reasonable efforts to cause, not later than ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in writing in its discretion), all insurance required pursuant to Section 6.07(a) (x) to provide (and to continue to provide at all times thereafter) that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (y) to name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable (and to continue to so name the Collateral Agent at all times thereafter) and (B) in the case of all such property and casualty insurance policies with respect to the Mortgaged Properties located in the United States, not later than ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in writing in its discretion) cause such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Collateral Agent, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests.

(c) Flood Insurance. With respect to each Mortgaged Property, if at any time the area in which any building or other improvement is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such amount and with such deductible as is required to ensure compliance with the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Collateral Agent annual renewals of the flood insurance policy or annual renewals of a force-placed flood insurance policy. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

(d) Carry and maintain commercial general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of material loss with that required to be maintained under this Section 6.07 is taken out by the Borrower or another Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

Section 6.08. Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09. Books and Records.

Maintain proper books of record and account, in which entries are made that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of Holdings, the Borrower or a Restricted Subsidiary, as the case may be.

Section 6.10. Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and (y) the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.11. Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower, the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Domestic Subsidiary as a Restricted Subsidiary or any wholly owned Domestic Subsidiary ceasing to be an Excluded Subsidiary:

(i) as soon as practicable, but in any event within 60 days after such formation, acquisition, designation or other event, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) cause each such Domestic Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Intercompany Note and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Domestic Subsidiary (and the parent of each such Domestic Subsidiary that is a Loan Party) to deliver to the Collateral Agent any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected

Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, as soon as available but in any event within forty-five (45) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing surveys, title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Collateral Agent any existing environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, as soon as available but in any event within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to the validity, perfection, existence and priority of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b) As soon as is practicable, but in any event not later than one hundred twenty (120) days after the acquisition by any Loan Party of Material Real Property that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement (or such longer period as the Administrative Agent may agree in writing in its discretion), which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(c) Always ensuring that the Obligations are secured by a first-priority security interest in all the Equity Interests of the Borrower.

Section 6.12. Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or the Restricted Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13. Further Assurances and Post-Closing Conditions.

(a) Within ninety (90) days after the Closing Date (subject to extension by the Administrative Agent or the Collateral Agent in its reasonable discretion), deliver each Collateral Document set forth on Schedule 6.13(a), duly executed by each Loan Party thereto, together with all documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder, to the extent required pursuant to the Collateral and Guarantee Requirement.

(b) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of each Material Real Property of any Loan Party subject to a Mortgage, the Borrower shall cooperate with the Administrative Agent and/or Collateral Agent, as applicable, in obtaining such appraisals and pay all costs and expenses relating thereto.

(c) Use commercially reasonable efforts to cause, not later than 90 days after the Closing Date (subject to extension by the Administrative Agent or the Collateral Agent in its reasonable discretion), all Liens set forth on Schedule 6.13(c) to be removed from the public record.

Section 6.14. Designation of Subsidiaries.

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the

Borrower shall be in Pro Forma Compliance with the Financial Ratios (it being understood that, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes, the ABL Facility, any Junior Financing or any other Indebtedness, as applicable, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 6.14 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed the amount permitted pursuant to Section 7.02 as of such Designation Date pro forma for such designation. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.15. Maintenance of Ratings.

In the case of the Borrower, use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than obligations under Secured Hedge Agreements) hereunder which is accrued or payable shall remain unpaid or unsatisfied, then from and after the Closing Date:

Section 7.01. Liens.

Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, in each case arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (in the case of each of the foregoing, other than for Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) arising in the ordinary course of business in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) or, to the extent related to any of the foregoing, Section 7.02(r), in each case to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03(b) and (ii) in favor of the Borrower or any Subsidiary Guarantor;

(n) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business; provided, that no such lease or sublease shall constitute a Capitalized Lease;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02(a);

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are customary contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(u) Liens (including any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor under Capitalized Leases) securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement, as applicable, of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 7.03;

(w) Liens (x) existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and (y) placed upon property or assets of any Restricted Subsidiary or its Restricted Subsidiaries acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition; provided that (i) in the case of clause (x), such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) in the case of clause (x), such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) in the case of clauses

(x) and (y), (1) the obligations secured thereby do not exceed $50,000,000 at any time outstanding and (2) the Indebtedness secured thereby is permitted under Section 7.03(g);

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(y) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) other Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed $60,000,000;

(cc) Liens on the Collateral securing Indebtedness permitted under Section 7.03(s); provided, that such Liens shall be subject to the ABL Intercreditor Agreement;

(dd) Liens on the Collateral securing Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and any Permitted Refinancing of the foregoing; provided, that (x) any such Liens securing any Permitted Refinancing in respect of Permitted First Priority Refinancing Debt are subject to the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Second Priority Refinancing Debt are subject to the ABL Intercreditor Agreement and the Second Lien Intercreditor Agreement;

(ee) Liens on the Equity Interests of any joint venture entity consisting of a transfer restriction, purchase option, call or similar right of a third party joint venture partner; and

(ff) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a), (cc), (dd) or (ee) above.

Section 7.02. Investments.

Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, make or hold any Investments, except:

(a) Investments by Holdings, the Borrower or any of the Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of any Loan Party or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount of loans and advances outstanding at any time under this Section 7.02(b) shall not exceed $18,000,000;

(c) Investments (i) by Holdings in the Borrower, (ii) by the Borrower or any Restricted Subsidiary in any Loan Party (other than Holdings), (iii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iv) by any Loan Party in a Restricted Subsidiary that is not a Loan Party; provided, that the aggregate amount of Investments at any time outstanding under this clause (iv) shall not exceed $25,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) or (e)), 7.05 (other than 7.05(d) or (e)), 7.06 (other than 7.06(e) or (i)(iv)) and 7.13;

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof and (ii) existing on the Closing Date by any Loan Party in any other Loan Party and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such original Investment as set forth on Schedule 7.02(f) or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition by the Borrower or any Restricted Subsidiary of (x) all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares,

shares issued to foreign nationals as required by applicable law or any options for Equity Interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) in, a Person or division, business unit or line of business of a Person (or any subsequent investment made in a Person, division, business unit or line of business previously acquired in a Permitted Acquisition) or (y) any Stores, in each case in a single transaction or series of related transactions, if (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable Laws to the extent required as a condition to the consummation of such transactions pursuant to the agreement governing such transactions; (iii) immediately after giving effect to such acquisition or investment and any related transactions, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the Financial Ratios; (iv) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; (v) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11; and (vi) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in the preceding clauses (i) through (v) have been satisfied (any such acquisition, a “Permitted Acquisition”); provided that the aggregate amount of Investments made by Loan Parties pursuant to this Section 7.02(i) in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such Permitted Acquisition shall not exceed $75,000,000 at any time outstanding;

(j) Investments made to effect the Transactions;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to Holdings in accordance with Sections 7.06(g), (h) or (i);

(n) other Investments (including for Permitted Acquisitions) in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed (x) the greater of (i) $90,000,000 and (ii) 2.75% of Total Assets (net of any after tax cash return in respect thereof to the extent not included in the determination of the Cumulative Credit, including, to the extent not so included in the determination of the Cumulative Credit, dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this subsection (y), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Event of Default shall have occurred and be continuing or would result from the making of any such Investment;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of Holdings);

(q) Investments of a Restricted Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with this Section and Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 7.02(c)(iv), Section 7.02(i) or Section 7.02(n); and

(s) Guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

Section 7.03. Indebtedness.

Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof; provided, that (x) any intercompany Indebtedness shall be evidenced by an Intercompany Note and (y) any intercompany Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions contained in the Intercompany Note;

(c) Guarantees by Holdings, the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower otherwise permitted hereunder; provided that (i) no Guarantee by Holdings or any Restricted Subsidiary of any Indebtedness permitted pursuant to Section 7.03(s), the Senior Notes, any Junior Financing, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (ii) if the Indebtedness being Guaranteed is Junior Financing, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Junior Financing;

(d) Indebtedness (other than Indebtedness permitted under Section 7.03(b)) of the Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that (x) all such Indebtedness shall be evidenced by an Intercompany Note and (y) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions contained in the Intercompany Note;

(e) (i) Attributable Indebtedness and other Indebtedness of the Borrower or any Restricted Subsidiary (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred prior to or within 270 days after the acquisition, lease or improvement of the applicable asset in an aggregate amount (together with any Permitted Refinancings thereof) not to exceed $25,000,000 at any time outstanding, and (ii) Attributable Indebtedness of the Borrower or any Restricted Subsidiary arising out of sale-leaseback transactions permitted by Section 7.05(m) and any Permitted Refinancing thereof;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition, provided, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any Permitted Refinancing thereof or (ii) incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that (w) in the case of clauses (i) and (ii), such Indebtedness and all Indebtedness resulting from a Permitted Refinancing thereof is unsecured (except for (A) Liens permitted by Section 7.01(w) securing Indebtedness (together with Permitted Refinancings thereof) in an aggregate principal amount outstanding not to exceed $50,000,000 and (B) Liens permitted by Section 7.01(bb)), (x) in the case of clauses (i) and (ii), both immediately prior and after giving effect thereto, (1) no Event of Default shall exist or result therefrom (other than a Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists or would result therefrom), and (2) the Borrower and the Restricted Subsidiaries will be in Pro Forma

Compliance with the Financial Ratios, (y) in the case of any such incurred Indebtedness under clause (ii), such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the then Latest Maturity Date, and (z) in the case of clause (i) and (ii), to the extent that the aggregate principal amount of Indebtedness (together with any Permitted Refinancings thereof) outstanding under this Section 7.03(g) would exceed $50,000,000, after giving effect to such assumption or incurrence of Indebtedness, the Total Leverage Ratio would not exceed 4.00:1.0 on a Pro Forma Basis;

(h) Indebtedness representing deferred compensation to employees of Holdings, the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of unsecured promissory notes issued by Holdings, the Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06;

(j) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition expressly permitted hereunder, in each case, constituting customary indemnification obligations or customary obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) Indebtedness in respect of treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds, overdraft or any similar services incurred in the ordinary course of business;

(m) Indebtedness of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding not to exceed $90,000,000;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness incurred in the ordinary course of business with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money or Swap Contracts;

(q) Indebtedness of the Loan Parties constituting the Senior Notes in an aggregate principal amount not to exceed $400,000,000, and any Permitted Refinancing thereof;

(r) [Reserved];

(s) (i) ABL Facility Indebtedness of the Loan Parties in an aggregate principal amount at any time outstanding not to exceed the sum of (x) $225,000,000 plus (y) $75,000,000 minus (z) the excess, if any, of (A) the aggregate principal amount of Incremental Term Loans borrowed hereunder in accordance with Section 2.19 (whether or not outstanding) over (B) $125,000,000 and (ii) any Permitted Refinancing thereof;

(t) (i) Permitted Unsecured Refinancing Debt of a Loan Party and (ii) any Permitted Refinancing thereof;

(u) (i) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, in each case of a Loan Party and (ii) any Permitted Refinancing thereof;

(v) Permitted Subordinated Debt of a Loan Party; provided that (x) no Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or would result therefrom and (y) the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the Financial Ratios after giving effect to the incurrence of such Indebtedness;

(w) Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors, in an aggregate principal amount at any time outstanding not to exceed $40,000,000; provided, that (i) if such Indebtedness is ABL Facility Indebtedness, the obligors thereon shall only be Canadian Subsidiaries and (ii) notwithstanding the provisions of Section 7.03(c) or any other provision hereof, no Restricted Subsidiary that is not a Loan Party may Guarantee any ABL Facility Indebtedness of a Loan Party, the Senior Notes, any Junior Financing, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

Notwithstanding anything to the contrary contained in this Agreement, ABL Facility Indebtedness (and any Permitted Refinancing thereof) may only be incurred pursuant to Section

7.03(s) or, solely in the case of ABL Facility Indebtedness of Canadian Subsidiaries (and any Permitted Refinancing thereof), Section 7.03(w).

Section 7.04. Fundamental Changes.

Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (w) no Event of Default exists or would result therefrom, (x) the Borrower shall be the continuing or surviving Person, (y) such transaction does not result in the Borrower ceasing to be organized under the laws of the United States, any State thereof or the District of Columbia and (z) such transaction does not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents or (ii) one or more other Restricted Subsidiaries; provided, in the case of this clause (ii), that when such transaction involves a Loan Party, a Loan Party shall be the continuing or surviving Person except to the extent otherwise constituting an Investment permitted by Section 7.02 (other than Section 7.02(e));

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any liquidation or dissolution of a Guarantor, such Guarantor shall transfer its assets to a Loan Party, and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor (unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder) and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively;

(d) so long as no Event of Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, (E) if requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement; provided further that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that is required by regulatory authorities or under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(e) so long as no Event of Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person (other than Holdings or the Borrower) in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f) Holdings, the Borrower and the Restricted Subsidiaries may consummate the Merger, related transactions contemplated by the Merger Agreement (and documents related thereto) and the Transactions; and

(g) so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may effect a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

Section 7.05. Dispositions.

Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of Holdings, the Borrower or any of the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business and immaterial assets (considered in the aggregate) (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property shall constitute Term Priority Collateral;

(d) Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party and if such property constitutes Collateral, it shall continue to constitute Collateral after such Disposition or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(e));

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01 (other than Section 7.01(l)(ii)), 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(g)) and 7.06 (other than Section 7.06(e));

(f) so long as no Event of Default exists or would result therefrom, bulk sales or other Dispositions by the Borrower and the Restricted Subsidiaries of inventory not in the ordinary course of business in connection with Store closings; provided that (i) all such sales or other Dispositions are on arm’s length terms, (ii) all such sales or other Dispositions are made in accordance with customary liquidation agreements with professional liquidators, (iii) all such sales or other Dispositions are permitted under the ABL Credit Agreement as in effect on the Closing Date and (iv) for avoidance of doubt, assets constituting Term Priority Collateral may not be sold or otherwise Disposed of pursuant to this Section 7.05(f);

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrower or any of its Restricted Subsidiaries;

(i) transfers of property subject to Casualty Events upon the receipt (where practical) of the Net Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05 in an aggregate amount (calculated based on fair market value) during the term of this Agreement not to exceed $250,000,000; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition and (ii) with respect to any Disposition or series of related Dispositions pursuant to this clause (j) for a purchase price in excess of $5,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), (f), (k), (p), (q), (cc) and (dd) and clauses (i) and (ii) of Section 7.01(r)); provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $10,000,000 at any time (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) Dispositions listed on Schedule 7.05(k);

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of after the Closing Date shall not exceed $40,000,000, (ii) the Borrower or the Restricted Subsidiary, as applicable, shall receive not less than 75% of the consideration thereof in the form of cash or Cash Equivalents and (iii) if such sale-leaseback transaction results in a Capitalized Lease, such Capitalized Lease is permitted by Section 7.03 and any Lien made the subject of such Capitalized Lease is permitted by Section 7.01;

(n) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the management of the Borrower; provided, that if the asset swapped constitutes Term Priority Collateral, the asset received in exchange shall constitute Term Priority Collateral;

(o) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(p) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i) and (p) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Borrower, upon the certification delivered to the Administrative Agent by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments.

Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) [Reserved];

(d) Restricted Payments made on the Closing Date to consummate the Transactions;

(e) to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than 7.02(e)), 7.04 or 7.08 (other than Section 7.08(f) or 7.08(k));

(f) repurchases of Equity Interests in Holdings, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) Holdings, the Borrower and each Restricted Subsidiary may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent thereof held by any present or former employee, officer, director or consultant of Holdings or any direct or indirect parent thereof or of the Borrower or any Restricted Subsidiary upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Holdings or any direct or indirect parent thereof or of the Borrower or any Restricted Subsidiary; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $10,000,000 in any fiscal year commencing with the fiscal year beginning January 30, 2011 (or $2,000,000 for the period from the Closing Date through January 29, 2011); provided, further, that to the extent that the aggregate amount of Restricted Payments made by Holdings, the Borrower and the Restricted Subsidiaries pursuant to this clause (g) in any fiscal year is less than the amount set forth above, 100% of the amount of such difference may be carried forward and used to make such Restricted Payments pursuant to this clause (g) in the next two succeeding fiscal years (provided, that any such amount carried forward shall be deemed to be used to make such Restricted Payments in any fiscal year after the amount set forth above for such fiscal year shall be deemed to be used to make such Restricted Payments for such fiscal year);

(h) the Borrower may make Restricted Payments to Holdings (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) in an aggregate amount, when combined with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments of Indebtedness made pursuant to Section 7.13(a)(iv), not to exceed (x) $40,000,000, plus (y) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that with respect to any Restricted Payment made pursuant to this Section 7.06(h), no Default has occurred and is continuing or would result therefrom;

(i) the Borrower may make Restricted Payments to Holdings or any direct or indirect parent thereof (without duplication):

(i) to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and (B) Transaction Expenses and any reasonable and customary indemnification claims made by directors or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by Holdings or any direct or indirect parent thereof to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate or other organizational existence;

(iii) for any taxable period in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and the Subsidiaries would have been required to pay in respect of federal, foreign, state and local income taxes in the aggregate if such entities were corporations paying taxes separately from any Tax Group at the highest combined applicable federal, foreign, state and local tax rate for such fiscal year (it being understood and agreed that if the Borrower or any Subsidiary pays any such federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (iii)); provided further that the permitted payment pursuant to this clause (iii) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 (if the recipient thereof is not Holdings, assuming that such recipient were subject to such section); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay reasonable and customary fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) not prohibited by this Agreement that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries; and

(vii) the proceeds of which shall be used to make payments permitted under Sections 7.08(e), (h), (j) and (n) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary).

(j) payments made or expected to be made by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) after a Qualified IPO, so long as no Event of Default shall have occurred and be continuing or would result therefrom (i) any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower to pay listing fees and other costs and expenses directly attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments of up to 6% per annum of the net proceeds received by (or contributed to the common equity of) the Borrower and its Restricted Subsidiaries from such Qualified IPO; and

(l) Holdings and the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings, the Borrower or any Restricted Subsidiary; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement.

Section 7.07. Change in Nature of Business.

The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08. Transactions with Affiliates.

Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than (a) transactions among the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions, (d) the issuance of Equity Interests to any officer, director, employee or consultant of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with the Transactions, (e) the payment of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses pursuant to the Sponsor Management Agreement, (f) Restricted Payments permitted under Section 7.06, (g) customary employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and similar arrangements in the ordinary course of business, (h) the payment of customary fees and reasonable out of pocket costs to, and customary indemnities provided on behalf of, directors, officers, employees and consultants of Holdings, the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of Holdings) in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and its Restricted Subsidiaries, (i) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 (other than the Sponsor Management Agreement) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (j) customary payments by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower, in good faith, (k) payments by Holdings, the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of Holdings to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (l) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent not otherwise prohibited under this Agreement or resulting in an Event of Default, (m) any payments required to be made pursuant to the Merger Agreement and (n) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the Stockholders Agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith.

Section 7.09. Burdensome Agreements.

Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Borrower or any Restricted Subsidiary that is a Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and are entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness (other than any Junior Financing) permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (viii) comprise restrictions imposed by any agreement governing secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are customary restrictions contained in the Senior Note Documents or the ABL Facility Documentation, (xiii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xiv) arise under applicable law or any applicable rule, regulation or order and (xv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

Section 7.10. Use of Proceeds. Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, (a) use the proceeds of the Term Loans borrowed on the Closing Date and the Senior Notes for any purpose other than to pay the Share Consideration, to finance the Refinancing, to pay Transaction Expenses or to otherwise fund the Transactions, (b) use the proceeds of the borrowings under the ABL Facility on the Closing Date for any purpose other than as set forth in the introductory statement to this Agreement (and any borrowings under the ABL Facility on the Closing Date shall be limited solely to the extent necessary to fund such purposes) or (c) use the proceeds of the Term Loans borrowed on the Restatement Effective Date for any purpose other than to refinance the Existing Term Loans.

Section 7.11. [Reserved].

Section 7.12. Fiscal Year.

Neither Holdings nor the Borrower shall make any change in its fiscal year or fiscal quarters (it being understood that the Borrower’s fiscal year ends on the Saturday closest to January 31 of each year, and that each of the first three fiscal quarters of each fiscal year of the Borrower ends on the Saturday closest to each of April 30, July 31 and October 31, respectively); provided, however, that Holdings may, upon written notice to the Administrative Agent, change its and the Borrower’s fiscal year and fiscal quarters to any other fiscal year (and any other fiscal quarters) reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

Section 7.13. Prepayments, Etc. of Indebtedness.

(a) Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted unless such payments violate any subordination terms of any Junior Financing Documentation) any Permitted Second Priority Refinancing Debt (or any Permitted Refinancing thereof) or any Junior Financing, or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) any Permitted Refinancing permitted in respect thereof, (ii) the conversion of any Junior Financing or any Permitted Second Priority Refinancing Debt (or any Permitted Refinancing thereof) to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, to the extent not prohibited by the subordination provisions contained in the Intercompany Note, and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Permitted Second Priority Refinancing Debt (or any Permitted Refinancing thereof) and Junior Financings prior to their scheduled maturity in an aggregate amount, when combined with the aggregate amount of Restricted Payments made pursuant to Section 7.06(h), not to exceed (A) $40,000,000 plus (B) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no prepayment, redemption, purchase, defeasance or other payment shall be made pursuant to this clause (iv) if a Default has occurred and is continuing or would result therefrom.

(b) Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, amend, modify, change, terminate or release in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation or the documentation governing any Permitted Second Priority Refinancing Debt (or any Permitted Refinancing thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

Section 7.14. Permitted Activities.

With respect to Holdings, engage in any operating or business activities (other than to a de minimis extent) or have any material assets or liabilities; provided, that, to the extent not otherwise prohibited under Article 7, the following shall be permitted: (i) its ownership of the Equity Interests of Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness permitted hereunder, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property (but not operate any property), (viii) providing indemnification to officers and directors and (ix) any activities incidental to the foregoing. Holdings shall not incur any Liens on Equity Interests of the Borrower other than Liens securing the Obligations and Liens permitted under Section 7.01(cc) or 7.01(dd), and Holdings shall not own any Equity Interests other than those of the Borrower.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to Holdings or the Borrower) or Article 7; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan

Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (x) any Indebtedness under the ABL Credit Agreement or any Permitted Refinancing thereof or (y) any other Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that, any such failure or the occurrence of any such other event referred to in subclause (ii) relating to Indebtedness under the ABL Credit Agreement or any Permitted Refinancing thereof shall constitute an Event of Default under this Section 8.01(e) only after the earliest to occur of (x) expiration of a 60-day period following the commencement of such failure or the date of such occurrence, (y) any acceleration of the ABL Obligations (as defined in the ABL Intercreditor Agreement) outstanding under the ABL Credit Agreement, whether automatic or otherwise or (z) the commencement of the Exercise of Any Secured Creditor Remedies (as defined in the ABL Intercreditor Agreement) by the ABL Agent or any holder of ABL Obligations as a result of such failure or occurrence; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.02, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l) ERISA. (i) An ERISA Event that, alone or together with any other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liability of a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates in an aggregate amount at any particular time exceeding the Threshold Amount, or (ii) a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount exceeding the Threshold Amount; or

(m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.

Section 8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable or accrued hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party; and

(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender, and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party.

Section 8.03. Exclusion of Immaterial Subsidiaries.

Solely for the purpose of determining whether a Default or an Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of $75,000,000 and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of the Borrower and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04. Application of Funds.

Subject to the ABL Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.05 and amounts payable under Article 3) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and any breakage, termination or other payments under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 9, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents (including, for the avoidance of doubt, (x) the ABL Intercreditor Agreement and any amendment or supplement expressly contemplated thereby and (y) upon the incurrence of any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, respectively) and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Each Lender acknowledges and agrees that Credit Suisse AG or one or more of its affiliates may (but is not obligated to) act as collateral agent or representative for the holders of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt under the security agreements with respect thereto and/or under the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Credit Suisse AG or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Arrangers are named as such for recognition purposes only, and in their capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, the Arrangers in their capacities as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, Holdings or any other Loan Party, to it at:

The Gymboree Corporation

Att: Kimberly Holtz MacMillan

        Vice President and General Counsel

500 Howard Street

San Francisco, CA 94105

415-278-7228 (phone)

415-278-7562 (fax)

kimberly_macmillan@gymboree.com

            and

The Gymboree Corporation

Att: Jeffrey P. Harris

        Chief Financial Officer

500 Howard Street

San Francisco, CA 94105

415-278-7693 (phone)

415-278-7196 (fax)

jeff_harris@gymboree.com

(b) if to the Administrative Agent, to:

Credit Suisse AG, Cayman Islands Branch

Att: Sean Portrait

Eleven Madison Avenue

New York, NY 10010

919 994 6369 (telephone)

212-322-2291 (fax)

agency.loanops@credit-suisse.com

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 6, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings (or any parent thereof) or the Borrower or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings (or any parent thereof) or the Borrower or any of their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings (or any parent thereof) or the

Borrower or any of their respective securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf or that any Agent or Lender may have had notice of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 3.01, 3.04, 3.05 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each other Loan Party party hereto on the Closing Date, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) if the approval of the Borrower is required for any such assignment pursuant to the definition of “Eligible Assignee”, then the Borrower must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that (x) simultaneous assignments by two or more Related Funds shall require the payment of a single processing and recordation fee of $3,500 and (y) such processing and recordation fee may be waived or reduced in the sole discretion of the Administrative Agent, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.05.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the outstanding balances of its Term Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and the interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 3.01, 3.04 and 3.05 to the same extent as if they were Lenders (but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and only if such participant has complied with the requirements of such provisions as if it were a Lender) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the agreement or instrument pursuant to which such Lender has sold a participation may provide that such Lender shall not agree to the following amendments without the consent of such participating bank or Person hereunder: amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest, releasing all or substantially all of the Guarantors (other than in connection with the sale of any such Guarantor in a transaction permitted by Section 7.05) or releasing all or substantially all of the Collateral or the Term Priority Collateral)). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest thereon) of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and each Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender shall for all purposes remain the Lender hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any

State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) Neither Holdings nor the Borrower (except as expressly permitted by clause (ii) of Section 7.04(d)) shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open market purchases, subject to the following limitations:

(i) each Affiliated Lender shall represent and warrant as of the date of any such purchase and assignment, that neither the Sponsor nor any of its Affiliates nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of their Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrower and their respective Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to such Affiliated Lender;

(ii) Affiliated Lenders will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2; and

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 20% of the aggregate principal amount of all Term Loans (including any Incremental Term Loans and Other Term Loans) outstanding at such time under this Agreement.

(l) Notwithstanding anything in Section 10.08 or the definition of “Required Lenders” or “Required Class Lenders” to the contrary, for purposes of determining whether the Required Lenders or Required Class Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or, subject to Section 10.08(d), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans (or Commitments in respect thereof) held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Required Class Lenders have taken any actions.

(m) So long as no Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings or the Borrower on a non-pro rata basis solely through Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures, subject to the following limitations and other provisions:

(i) Holdings and the Borrower shall represent and warrant as of the date of any such purchase and assignment that neither Holdings nor the Borrower nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of their Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrower and their respective Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to Holdings or the Borrower as applicable;

(ii) Holdings and the Borrower will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;

(iii) borrowings shall not be made under the ABL Credit Agreement to directly or indirectly fund the purchase or assignment;

(iv) any Term Loans purchased by Holdings or the Borrower shall be automatically and permanently cancelled immediately upon acquisition by Holdings or the Borrower;

(v) notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by Holdings or the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA; and

(vi) the cancellation of Term Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.12 or 2.13, but the face amount of Term Loans cancelled as provided for in clause (iv) above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the applicable Class of Term Loans.

Section 10.05. Expenses; Indemnity. (a) The Borrower and Holdings agree, jointly and severally, (i) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Syndication Agent (as defined in the Existing Credit Agreement), the Documentation Agent (as defined in the Existing Credit Agreement) and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs which shall be limited to Davis Polk & Wardwell LLP (and one local counsel in each applicable jurisdiction for each group and, in the event of a conflict of interest, one additional counsel of each type to similarly situated parties)) and (ii) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Syndication Agent (as defined in the Existing Credit Agreement), the Documentation Agent (as defined in the Existing Credit Agreement), the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, Arrangers and the Lenders (and one local counsel in each applicable material jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to similarly situated parties)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent.

(b) Whether or not the transactions contemplated hereby are consummated, from and after the Closing Date, the Loan Parties shall, jointly and severally, indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender, each Arranger and their respective Affiliates, and the directors, officers, employees, partners, agents, trustees and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all losses, damages, claims, liabilities and expenses (including Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, Arrangers and the Lenders (and, if reasonably necessary, one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel for each type of similarly situated affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the Transactions or the other transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of an Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, damages, claims, liabilities and expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among the Indemnitees other than (1) any claim against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent, Arranger or similar role and (2) any claim arising out of any act or omission of the Borrower or any of its Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. In the case of a claim, investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such claim, investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or other Affiliates or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. For the avoidance of doubt, this paragraph shall not apply with respect to Taxes that are the subject of, or excluded from, Section 3.01.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.

For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable Law, (i) no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee and (ii) no Indemnitee shall assert, and each hereby waives, any claim against any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof (whether before or after the Closing Date).

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 10.05 shall be payable within 10 Business Days after written demand therefor.

Section 10.06. Right of Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Loan Party (on its own behalf and on behalf of each of its Subsidiaries), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

Section 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto with the consent of the Required Lenders (provided, that amendments to the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement shall require the agreement of the Loan Parties (or any of them) only to the extent required pursuant to the terms thereof); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof (other than with respect to any default interest), or decrease the rate of interest on any Loan (other than with respect to any default interest), without the prior written consent of each Lender directly adversely affected thereby (it being understood that (x) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (y) any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest), (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (iii) amend or modify the pro rata requirements of Section 2.14, the provisions of Section 10.04(j) or the provisions of this Section or release all or substantially all of the Guarantors (other than in connection with the sale of such Guarantors in a transaction permitted by Section 7.04 or 7.05) or all or substantially all of the Collateral or of the Term Priority Collateral, without the prior written consent of each Lender directly adversely affected thereby (or, in the case of Section 10.04(j), each Lender), (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of the Required Class Lenders with respect to each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 10.04(i) without the written consent of such SPV, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the Restatement Effective Date) or (vii) modify the definition of “Required Class Lenders” without the consent of the Required Class Lenders with respect to each Class of Loans or Commitments; provided further that (w) no Lender consent is required to effect a Refinancing Amendment or an Incremental Amendment or an Extension (except as expressly provided in Section 2.19, 2.20 or 2.21, as applicable) or to effect any amendment expressly contemplated by Section 7.12, (x) in connection with an amendment that addresses solely a re-pricing transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans bearing (or is modified in a manner such that the resulting term loans bear) a lower effective yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment, (y) modifications to Section 2.14, 2.15 or any other provision requiring pro rata payments or sharing of payments in connection with (I) any buy back of Term Loans by Holdings or the Borrower pursuant to Section 10.04(m) or pursuant to any similar program that may in the future be permitted hereunder, (II) any Incremental Amendment or (III) any Extension, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders and (z) no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement (I) that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (II) that is expressly contemplated by Section 5.2(c) or the second paragraph of Section 7.4 of the ABL Intercreditor Agreement (or the comparable provisions, if any, of the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(c) The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

Section 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable Law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings; provided that, in the case of Information received from the Borrower or Holdings after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 10.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any

Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

Section 10.19. Collateral And Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of all Commitments hereunder and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable and (y) contingent obligations not yet accrued or payable), (ii) at the time the property subject to such Lien is Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.08, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 11.10;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(u) or 7.01(w) (in the case of Section 7.01(w), to the extent required by the terms of the obligations secured by such Liens); and

(c) that any Guarantor shall be automatically released from its obligations under the Guaranty as provided in Section 11.10.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.19. In each case as specified in this Section 10.19, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.19.

Section 10.20. Secured Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.04, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

Section 10.21. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

Section 10.22. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Borrower and its Affiliates are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable Law relating to agency and fiduciary obligations.

(b) Each Loan Party acknowledges and agrees that each Lender, Arranger and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Arranger, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, the Arrangers and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities, the commitment letter or otherwise without having to account for the same to any other Lender, Arranger, Holdings, the Borrower, any Investor or any Affiliate of the foregoing.

Section 10.23. ABL Intercreditor Agreement. The Administrative Agent is authorized to enter into the ABL Intercreditor Agreement, and each of the parties hereto acknowledges that it has received a copy of the ABL Intercreditor Agreement and that the ABL Intercreditor Agreement is binding upon it. Each Lender (a) hereby consents to the subordination of the Liens on the ABL Priority Collateral securing the Obligations on the terms set forth in the ABL Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into the ABL Intercreditor Agreement and any amendments or supplements expressly contemplated thereby, and to subject the Liens on the ABL Priority Collateral securing the Obligations to the provisions of the ABL Intercreditor Agreement. The foregoing provisions are intended as an inducement to the ABL Secured Parties to extend credit to the borrowers under the ABL Credit Agreement and such ABL Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement. The provisions of this Section 10.23 are for the sole benefit of the Lenders and the Administrative Agent and shall not afford any right to, or constitute a defense available to, any Loan Party.

ARTICLE 11

GUARANTEE

Section 11.01. The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws, whether or not such items are allowed or allowable as a claim in any applicable proceeding) on the Loans made by the Lenders to, and the Term Notes (if any) issued hereunder and held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any other Loan Party under any Loan Document or any Secured Hedge Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or any other Guarantor under this Agreement, any Term Notes issued under this Agreement, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Term Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Secured Party or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 11.10.

Section 11.03. Certain Waivers. Etc. The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Term Notes issued hereunder, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding. Each Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided in Section 10.07, the provisions of this Article 11 shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Article 11 which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Article 11, to any other provision of this Agreement or to the Obligations.

Section 11.04. Reinstatement.

The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.05. Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to any Person that is not a Loan Party permitted pursuant to Section 7.03(b) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.06. Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Term Notes issued hereunder, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations

(whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.07. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.08. Continuing Guarantee.

The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.09. General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.10. Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided, that no

Guarantor shall be released as provided in this paragraph if such Guarantor continues to be a guarantor in respect of the Senior Notes, any Indebtedness incurred pursuant to Section 7.03(s) or Section 7.03(w) (to the extent such Indebtedness is ABL Facility Indebtedness), any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Junior Financing or any Permitted Refinancing of any of the foregoing.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.11. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.05. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12. Additional Guarantor Waivers and Agreements.

(a) Each Guarantor understands and acknowledges that if the Collateral Agent or any other Secured Party forecloses judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under the Guaranty. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though the Collateral Agent or any other Secured Party may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Administrative Agent, the Collateral Agent or any other Secured Party may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of

Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Each Guarantor waives all rights and defenses that such Guarantor may have because any of the Obligations is secured by real property. This means, among other things: (i) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Collateral Agent or any other Secured Party forecloses on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right such Guarantor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses such Guarantor may have because any of the Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.